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Exhibit 2.4

AGREEMENT AND PLAN OF MERGER

Dated as of

June 18, 2003

FAIRPOINT COMMUNICATIONS, INC.

MJD VENTURES, INC.

FAIRPOINT BERKSHIRE CORPORATION

AND

BERKSHIRE TELEPHONE CORPORATION

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER		1
RECITALS		1
SECTION I. THE MERGER		1
1.1	Surviving Corporation	1
1.2	Certificate of Incorporation	1
1.3	Bylaws	1
1.4	Directors	2
1.5	Officers	2
1.6	Effective Date	2
1.7	Additional Action	2
1.8	Conversion of Company Common Stock	2
1.9	Adjustments to Merger Consideration	3
1.10	Conversion of Acquisition Sub Common Stock	4
1.11	Dissenting Shares	4
1.11	However	4
1.12	Surrender of Shares; Payment of Merger Consideration	5

SECTION II. REPRESENTATIONS AND WARRANTIES OF COMPANY		6
2.1	Organization and Corporate Power	6
2.1	Instrument, judgment, decree, order, law, statute, ordinance, rule or government regulation applicable to it	7
2.2	Authorization and No Contravention	7
2.3	Capitalization; Stockholders; Subsidiaries	7
2.4	Financial Statements	8
2.5	Business; Franchises and Regulations	8
2.6	Tariffs: FCC Licenses	9
2.7	Rate Base	10
2.8	Overbillings; Refunds	10
2.9	Capital Improvements	10
2.10	Compliance with Law	10
2.11	Absence of Undisclosed Liabilities	11
2.12	Absence of Certain Developments	11
2.13	Title to Properties	11
2.14	Tax Matters	12
2.15	Insurance	14
2.16	Contracts and Commitments	14
2.17	Litigation	14
2.18	Environmental Matters	15
2.19	Investment Company	16
2.20	Margin Securities	16
2.21	Employee Benefit Programs	16
2.22	Solvency	20
2.23	Brokers or Finders	20
2.24	Corporate Records	20
2.25	Books of Account	20
2.26	Certain Employment Matters.	21
2.27	Intracompany Contracts	22
2.28	Reserved	22
2.29	Access Lines	22
2.30	Materials and Supplies	22
2.31	Schedules of the Telephone Plant	22
2.32	Approval of Transactions	22
2.33	Accounts Receivable	22
2.34	Disclosure	23
SECTION III. REPRESENTATIONS AND WARRANTIES OF PARENT		23
3.1	Organization and Corporate Power	23
3.2	Authorization and No Contravention	23
3.3	Financial Condition	24
3.4	Brokers or Finders	24
3.5	MJD Ventures, Inc.	24
SECTION IV. REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB		24
4.1	Organization and Corporate Power	24
4.2	Authorization and No Contravention	24
4.3	Capitalization	24
4.4	Brokers or Finders	25

SECTION V. PARENT'S AND ACQUISITION SUB'S CONDITIONS OF MERGER		25
5.1	Certificate	25
5.2	Delivery of Documents	25
5.3	Opinion of Company's Counsel	25
5.4	Compliance with Agreements	26
5.5	Regulatory Matters	26
5.6	Litigation	26
5.7	Properties	26
5.8	Adverse Changes	26
5.9	Directors and Officers	27
5.10	Establishment of Remediation Escrow	27
5.11	Payment Schedule	27
5.12	Creditor Consents	27
5.13	Employee Matters	27
5.14	Reserved	27
5.15	Other Third Party Consents	27
5.16	Delivery of Minute Books	27
5.17	Establishment of Escrow	27
5.18	Liquidation of Marketable Securities	27
5.19	Funding and Disbursement of Terminated Defined Benefit Plan	27
5.20	Noncompetition Agreement	28
5.21	All Proceedings Satisfactory	28
SECTION VI. COMPANY'S CONDITIONS OF MERGER		28
6.1	Certificate	28
6.2	Delivery of Documents	28
6.3	Opinion of Parent's Counsel	29
6.4	Compliance with Agreements	29
6.5	Regulatory Matters	29
6.6	Litigation	29
6.7	Shareholder Approval	29
6.8	Establishment of Escrow	29
6.9	Assignment of Causes of Action	29
6.10	Establishment of Remediation Escrow	30
6.11	Non-Competition Agreement	30
6.12	Funding and Disbursement of Terminated Defined Benefit Plan	30

SECTION VII. COVENANTS		30
7.1	Regular Course of Business	31
7.2	Amendments	31
7.3	Capital Changes	31
7.4	Dividends	32
7.5	Environmental Remediation	32
7.6	Borrowing	32
7.7	Property	32
7.8	Other Changes	33
7.9	Reserved	33
7.10	Compensation	33
7.11	Consents and Authorizations	33
7.12	Access	34
7.12	End of each month	34
7.13	Notice of Transfer	34
7.14	Payment of Tax	34
7.15	Agreement to Defend	34
7.16	Reserved	34
7.17	Further Assurances	34
7.18	Consents	35
7.19	No Solicitation or Negotiation	35
7.20	Public Announcements	35
7.21	Regulatory Matters	36
7.22	Director and Officer Insurance	36
7.23	Payment of Regulatory Fees	36
7.24	Tax Periods; Allocations of Income and Loss	36
7.25	Cable Franchise Notice/Extension Renewals	36
7.26	Risk of Regulatory Changes	37
7.27	Approval of Merger	37
7.28	Long Term Debt	37
7.29	Employee Matters	37
SECTION VIII. CLOSING AND POST-CLOSING COVENANTS		39
8.1	Time and Place	39
SECTION IX. SURVIVAL OF TERMS; INDEMNIFICATION		40
9.1	Survival; Limitations	40
9.2	Escrow of Liquid Assets	40
9.3	Indemnification by the Shareholders	40
9.4	Indemnification by Parent	41
9.5	Third Party Claims	41
9.6		42
9.7	Continued Liability for Indemnity Claims	42
9.8	Basket Amount	43
9.9	Limitation on Indemnification	43
9.10	Exclusive Remedy	43
SECTION X. DEFINITIONS		44

SECTION XI. GENERAL		47
11.1	Termination	47
11.2	Amendments, Waivers and Consents	48
11.3	Governing Law; Consent to Jurisdiction	48
11.4	Section Headings	48
11.5	Notices and Demands	48
11.6	Counterparts	49
11.7	Severability; Complete Agreement	49
11.8	Expenses	50
11.9	Assignment	50
11.10	Accounting Terms	50
11.11	Parties	50
11.12	Arbitration	50
11.13	Cooperation with SEC Filings	50

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER ("Agreement") is made this 18th day of June, 2003 by and among BERKSHIRE TELEPHONE CORPORATION, a New York corporation (the "Company"), FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation ("FairPoint"), MJD VENTURES, INC., a Delaware corporation ("Parent"), and FAIRPOINT BERKSHIRE CORPORATION, a New York corporation ("Acquisition Sub").

RECITALS

        A.    The respective Boards of Directors of FairPoint, Parent, and Acquisition Sub on May 21, 2003 and the Company, on June 18, 2003, have approved the merger of Acquisition Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein and in the Certificate of Merger annexed as Exhibit A (the "Certificate of Merger"), as a result of which Acquisition Sub will be merged into the Company and the shareholders of the Company (other than shareholders who perfect dissenter rights) will be entitled to receive the consideration provided in this Agreement.

        B.    The Board of Directors of the Company has directed that this Agreement be submitted to the holders of Company Common Stock (the "Shareholders") for their approval.

        C.    Certain Shareholders who collectively hold at least two-thirds of the outstanding shares of Company Common Stock on the date hereof have entered into a Voting Agreement with Parent in the form attached hereto as Exhibit B, dated as of the date of this Agreement, (the "Voting Agreement"), pursuant to which such Shareholders have agreed to vote to adopt and approve this Agreement, the Merger, and the other transactions contemplated by this Agreement.

        NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, covenants and agreements contained herein, FairPoint, Parent, Acquisition Sub and the Company agree as follows:

SECTION I.

THE MERGER

        1.1    Surviving Corporation.    In accordance with the provisions of this Agreement, the Certificate of Merger and the Business Corporation Law of the State of New York ("NYBCL"), at the Effective Date (as defined in Section 1.6), Acquisition Sub shall be merged with and into the Company, and the Company shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation"). At the Effective Date, the separate existence of Acquisition Sub shall cease.

        1.2    Certificate of Incorporation.    As of the Effective Date, the Certificate of Incorporation of the Company immediately prior to the Effective Date shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as otherwise provided by law or in such Certificate of Incorporation.

        1.3    Bylaws.    The Bylaws of the Acquisition Sub as in effect at the Effective Date shall be the Bylaws of the Surviving Corporation, until thereafter amended or repealed as provided by law.

        1.4    Directors.    The directors of Acquisition Sub at the Effective Date shall, from and after the Effective Date, be the directors of the Surviving Corporation and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

        1.5    Officers.    The officers of Surviving Corporation at the Effective Date shall, from and after the Effective Date, be the officers of Acquisition Sub and they shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

        1.6    Effective Date.    The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of New York in accordance with Section 907 of the NYBCL or, if later, the time specified in the Certificate of Merger. The Certificate of Merger shall be filed with the Secretary of State of the State of New York on the Closing Date (as defined in Section 8.1 hereof). The date when the Merger becomes effective is herein referred to as the "Effective Date".

        1.7    Additional Action.    If, at any time after the Effective Date, the Surviving Corporation determines that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of the Company or its Subsidiaries acquired or to be acquired by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of the Company and its Subsidiaries, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of the Company and its Subsidiaries, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

        1.8    Conversion of Company Common Stock.

        (a)   Each share of the Company's common stock (the "Company Common Stock"), actually issued and outstanding at the Effective Date (except for Dissenting Shares, as defined in Section 1.11) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from the Parent cash in an amount equal to the quotient obtained by dividing $19,225,000 (the "Merger Consideration") as adjusted in accordance with Section 1.9 (the "Adjusted Merger Consideration") by the number of shares of Company Common Stock actually issued and outstanding at the Effective Date. As of the Effective Date, and except as otherwise provided in Section 1.11, no shares of Company Common Stock shall be outstanding and all such shares shall automatically be canceled and retired and shall cease to exist, and each holder with a certificate representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive such holder's pro-rata portion of the Adjusted Merger Consideration payable therefore upon the surrender of such certificate in accordance with Section 1.12 hereof, without interest.

        (b)   Any share of Company Common Stock held by Parent or in the Company's treasury at the Effective Date shall, by virtue of the Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

        1.9    Adjustments to Merger Consideration.

        (a)   The Merger Consideration (i) shall be increased or decreased, as the case may be, by the dollar amount of the Closing Working Capital (whether positive or negative), (ii) shall be decreased by the dollar amount of the Closing Indebtedness, and (iii) shall be decreased by the total liability of the Company as of the Closing Date related to the Employment Agreements referenced in Schedule 2.11 hereto including but not limited to any federal employment taxes imposed on the Company on account of the required payments, and the insurance liabilities related to retirees Phyllis Hallenbeck, Raymond and Joan Novak, Claire Scheriff and James and Joan Briscoe as referenced in Schedule 2.11. The

Closing Working Capital and the Closing Indebtedness shall be determined in accordance with GAAP and this Section 1.9. The Company, in conjunction with its accountant and subject to the review and approval of Parent, shall prepare and deliver to Parent, not less than ten (10) days prior to Closing, a statement setting forth its good faith estimates of the Closing Working Capital and the Closing Indebtedness as of the Closing Date (the "Estimated Closing Statement"). The Estimated Closing Statement (A) will be prepared based upon the good faith estimate of the assets and liabilities of the Company on a consolidated basis on the Closing Date, (B) will be in accordance with the books of account and records of the Company and its Subsidiaries, (C) will be prepared in accordance with GAAP and the Company's past practices consistent with its historical financial statements, but adjusted to reflect the specific definitions set forth in Section X DEFINITIONS hereof, and (D) will present fairly and accurately a good faith estimate of the Company's consolidated financial position as of the Closing Date. The Merger Consideration shall be preliminarily adjusted based on the Estimated Closing Statement (as preliminarily adjusted, the "Initial Merger Consideration"). Within 90 days after the Closing Date, Parent (at its expense) will prepare and deliver to the Shareholder Representative a statement setting forth its good faith determination of the Closing Working Capital and the Closing Indebtedness as of the Closing Date (the "Proposed Closing Statement"). The Proposed Closing Statement (A) will be prepared based upon the assets and liabilities of the Company on a consolidated basis on the Closing Date, (B) will be in accordance with the books of account and records of the Company and its Subsidiaries, (C) will be prepared in accordance with GAAP and the Company's past practices consistent with its historical financial statements, but adjusted to reflect the specific definitions set forth in Section X DEFINITIONS hereof, and (D) will present fairly and accurately the Company's consolidated financial position as of the Closing Date. To illustrate the application of the concepts set forth in this Section 1.9(a), a pro forma calculation of the Adjusted Merger Consideration based upon a hypothetical closing as of December 31, 2002 is attached hereto as Exhibit C and made a part hereof. At the Shareholder Representative's expense, representatives of the Shareholders may examine the work papers of the Parent developed in connection with preparing the Proposed Closing Statement.

        (b)   The Final Closing Statement will be finally determined as provided by this Section 1.9(b) (whereupon all references herein to the "Final Closing Statement" will mean the same as so finally determined). Within thirty (30) days after receipt of the Proposed Closing Statement, the Shareholder Representative will deliver, on behalf of the Company's shareholders, written objections to the Proposed Closing Statement (if any) to Parent. To the extent that the Shareholder Representative fails to deliver any such objections within such 30-day period, the Proposed Closing Statement (or such undisputed item(s) thereof) will be deemed the Final Closing Statement and binding upon all parties for all purposes. If the Shareholder Representative delivers any such objection, Shareholder Representative and Parent will use their respective best efforts to resolve such dispute(s) promptly by mutual agreement, in writing, and any such mutually agreed resolution will be final and binding upon all parties for all purposes. Failing mutually agreed resolution of any such dispute(s) within ten (10) days of delivery of any such objection, the Shareholder Representative, on behalf of the Company's shareholders, and Parent will then each have the right to require that such dispute(s) be submitted to an independent third-party national accounting firm chosen by the Shareholder Representative and Parent for computation or verification in accordance with the provisions of this Agreement. Such firm's resolution of such dispute(s), which will be delivered to Parent and the Shareholder Representative within thirty (30) days after submission to such firm, will be final and binding upon all parties for all purposes, and such firm's fees and expenses therefor will be borne equally by the parties hereto.

        (c)   If the Adjusted Merger Consideration as calculated in accordance with the Final Closing Statement is less than the Initial Merger Consideration, then the amount of such difference shall be refunded to Parent from the Escrow Amount with same day funds within ten (10) days of the final determination of the Final Closing Statement by the Escrow Agent. If the Adjusted Merger Consideration as calculated in accordance with the Final Closing Statement exceeds the Initial Merger

Consideration, then the difference will be paid by Parent to the Shareholders, both in the same manner and in the same percentages as the Initial Merger Consideration was paid with same day funds within ten (10) days of the final determination of the Final Closing Statement. Under no circumstances will the Shareholders be required to reimburse Parent if the Adjusted Merger Consideration as calculated in accordance with the Final Closing Statement is less than the Initial Merger Consideration by an amount more than the Escrow Amount.

        1.10    Conversion of Acquisition Sub Common Stock.    Each share of common stock of Acquisition Sub (the "Acquisition Sub Common Stock") issued and outstanding at the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and nonassessable share of common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"). From and after the Effective Date, each outstanding certificate theretofore representing shares of Acquisition Sub Common Stock shall be deemed for all purposes to evidence ownership of, and to represent the number of shares of, Surviving Corporation Common Stock into which such shares of Acquisition Sub Common Stock shall have been converted.

        1.11    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding on the Effective Date which are held of record by shareholders who shall not have voted such shares in favor of the Merger and who shall have properly exercised rights to demand payment of the fair value of such shares in accordance with Section 910 of the NYBCL (the "Dissenting Shares") shall not be converted into the right to receive any portion of the Adjusted Merger Consideration, but the holders thereof instead shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 910 of the NYBCL (the "Dissenting Consideration"); provided, however, that (i) if such a holder fails to file a notice of election to dissent in accordance with Section 623 of the NYBCL or, after filing such notice of election, subsequently delivers an effective written withdrawal of such notice or fails to establish his or her entitlement to appraisal rights as provided in Section 623 of the NYBCL, if he or she be so required, or (ii) if a court shall determine that such holder is not entitled to receive payment for his or her shares or such holder shall otherwise lose his or her appraisal rights, then in either of such cases, each share of Company Common Stock held of record by such holder or holders shall automatically be converted into and represent only the right to receive the Adjusted Merger Consideration, upon the surrender of the certificate or certificates representing such Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for payment of the fair value of such shares, and Parent shall have the right to participate in all the negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment (except to the extent that any such payment is made pursuant to a court order) with respect to, or settle or offer to settle, any such demands.

        1.12    Surrender of Shares; Payment of Merger Consideration.

        (a)   At the Closing, from the Initial Merger Consideration Parent shall (i) deposit $1,000,000 (the "Escrow Amount") with a mutually agreeable escrow agent (the "Escrow Agent"), to be held and released by the Escrow Agent pursuant to the terms and conditions set forth in an escrow agreement which shall be substantially in the form of Exhibit D hereto ("Escrow Agreement"), (ii) if applicable, deposit the Remediation Escrow with the Remediation Escrow Agent pursuant to Section 7.5, and (iii) pay in full for the account of the Company and the Shareholders (A) all unpaid broker's fees, commissions or costs owed to Falkenberg Capital Corporation, (B) all unpaid attorneys and professional fees and costs incurred by the Company and the Shareholders, and (C) any other unpaid costs and expenses of the Company for which the Shareholders are responsible in accordance with Section 11.8 hereof in connection with the transactions contemplated by this Agreement and the Related Documents. The remainder of the Initial Merger Consideration shall be delivered to the Shareholders pro rata in accordance with subparagraph (b) hereafter. The foregoing payments shall be made in accordance with a schedule to be provided by the Company and certified by the President and Controller at least five (5) days prior to the Closing Date (the "Payment Schedule").

        (b)   Upon surrender to Parent of a properly endorsed certificate representing each of the shares of Company Common Stock (each, a "Certificate") or an affidavit of loss stating that the holder of the Certificate has lost such Certificate, together with an indemnity agreement providing for indemnification of the Company, Parent and Surviving Corporation for any loss, damage or other expense resulting from a third party having a claim to such Certificate or the shares of stock underlying such Certificate ("Affidavit"), the holder of such Certificate or Affidavit shall be entitled to receive in exchange for each share of Company Common Stock represented by such Certificate or subject to the Affidavit, as the case may be, the portion of the Adjusted Merger Consideration indicated on the Payment Schedule, and such Certificate shall forthwith be canceled (if a Certificate is presented) and the records of the Company shall be modified accordingly upon receipt by the holder of such Certificate or Affidavit, as the case may be, of the indicated portion of the Initial Merger Consideration. Such surrender of Certificates and Affidavits to Parent shall be made at Closing in exchange for the appropriate portion of the Initial Merger Consideration. No interest will be paid or accrued on any portion of the Adjusted Merger Consideration payable upon the surrender of such Certificates or Affidavits.

        (c)   If payment is to be made to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of payment of the relevant portion of the Adjusted Merger Consideration that the Certificate so surrendered be properly endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, with signature guaranteed, and is otherwise in proper form for transfer, and that the Person requesting such payment shall pay any transfer or other taxes required by law as a result of such payment to a Person other than the record holder of the Certificate surrendered, or shall establish to Parent's satisfaction that such tax has been paid or is not applicable.

        (d)   After the Effective Date, there shall be no further transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock, which are outstanding at the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and there shall be issued to the transferee in exchange for each share of Company Common Stock the portion of the Adjusted Merger Consideration indicated on the Payment Schedule.

        (e)   The consideration payable upon the surrender for exchange of Certificates in accordance with the terms of this Section I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section I.

SECTION II.

REPRESENTATIONS AND WARRANTIES OF COMPANY

        The Company hereby represents and warrants to Parent and Acquisition Sub that:

        2.1    Organization and Corporate Power.    Each of the Company and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing with perpetual duration under the laws of its state of incorporation as specified in Schedule 2.1 attached hereto, (b) is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where failure to so qualify would not have a material adverse effect on the Company and its

Subsidiaries, taken as a whole, and (c) has all required corporate power and authority to own its property and to carry on its business as presently conducted or contemplated. Subject to (i) the receipt of required PSC and FCC approvals (if any are required), and (ii) the approval of any governmental authorities with respect to any cable system owned, operated, or controlled by the Company or any of its Subsidiaries, each of the Company and its Subsidiaries has all required corporate power and authority to enter into and perform this Agreement and the Related Documents, and generally to carry out the transactions contemplated hereby and by the Related Documents. The copies of the charter and Bylaws of each of the Company and each of its Subsidiaries, as amended to date, which have been made available to Parent, are correct and complete at the date hereof. Except as provided in Schedule 2.1, neither the Company nor any of its Subsidiaries is in violation of any term of its charter or Bylaws, or any agreement, franchise, instrument, judgment, decree, order, law, statute, ordinance, rule or government regulation applicable to it.

        2.2    Authorization and No Contravention.    Subject to the receipt of the approval of the Company's shareholders, the execution and delivery of, and performance by the Company of its obligations under, this Agreement and the Related Documents have been duly authorized by all corporate action of the Company, and except as may otherwise be specifically provided in this Agreement, and subject to the receipt of the approval of the Company's shareholders, each of this Agreement and the Related Documents constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and general principles of equity and the general availability of equitable remedies. The affirmative votes of two-thirds of the votes that holders of outstanding shares of Company Common Stock are entitled to cast are the only votes of the holders of any class or series of capital stock of the Company necessary to approve the Merger under applicable law and the Company's Certificate of Incorporation and Bylaws. The Company's execution and delivery of this Agreement and the Related Documents, and its respective performance of the transactions contemplated hereby and thereby, will not: (i) except as set forth on Schedule 2.2, violate, conflict with or result in a default under any contract, instrument, agreement, license, indenture, obligation or commitment to which the Company or any of its Subsidiaries is a party or by which its assets, or any of their assets, are bound, or any charter provision or Bylaw of the Company or any of its Subsidiaries, or the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of the Company or any of its Subsidiaries except pursuant to this Agreement and the agreements contemplated hereby; (ii) violate or result in a violation of, or constitute a default under, any provision of any law, statute, ordinance, regulation, franchise or rule, or any decree, judgment or order of, or any restriction imposed by, any court or other federal, state or local governmental agency; or (iii) except as set forth on Schedule 2.2, require any notice to, filing with, or consent or approval of any governmental authority or other third party.

        2.3    Capitalization; Stockholders; Subsidiaries.    The authorized and issued capital stock of the Company and each of its Subsidiaries as of the date hereof is as set forth in Schedule 2.3. All of the presently issued shares of capital stock of the Company and each of its Subsidiaries have been duly and validly authorized and issued in accordance with all applicable federal and state securities laws and are fully paid and non-assessable except as may be impacted by Section 630 of the NYBCL. Neither the Company nor any of its Subsidiaries has issued any other shares of its capital stock and there are no outstanding warrants, options or other rights to purchase or acquire any of such shares, nor any outstanding securities convertible into such shares or outstanding warrants, options or other rights to acquire any such convertible securities. Except as set forth on Schedule 2.3, there are no preemptive rights with respect to the issuance or sale by the Company, or any of its Subsidiaries of the Company's or such Subsidiary's capital stock. Except as disclosed in Schedule 2.3, the Company knows of no restrictions on the transfer of the Company's or any of its Subsidiaries' capital stock other than those arising from federal and state securities laws or under this Agreement. Except as set forth in

Schedule 2.3, there are no rights of first refusal, rights of first offer or such other similar rights with respect to any of the securities of any of the Company's Subsidiaries or, to the Knowledge of the Company, with respect to any of the Company's securities. The outstanding shares of capital stock of the persons identified in Schedule 2.3 are held in the amounts indicated therein. Except as set forth in Schedule 2.3, the Company has no Subsidiaries and neither the Company nor any of its Subsidiaries has any investments in, or loans or advances to, any other corporation, trust, partnership or business entity and is not a party to any joint venture. There are no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to any Subsidiary of the Company. All of the outstanding securities of each Subsidiary of the Company are owned of record and beneficially by the Company, free and clear of any Liens with respect thereto, except for restrictions on transfer imposed by federal and state securities laws. To the best Knowledge the Company, other than the Voting Agreement, there are no voting trusts or other agreements or understandings with respect to the voting of any shares of the stock of the Company or any Subsidiary of the Company.

        2.4    Financial Statements.    Attached hereto as Schedule 2.4 are the Company's consolidated and consolidating audited statements of operations, cash flow and stockholders' equity and the related balance sheets as of and for the fiscal years ended December 31, 2001 and December 31, 2002 together with all notes and schedules thereto (the balance sheet, dated as of December 31, 2002, is herein referred to as the "Base Balance Sheet") and the unaudited balance sheet and related statement of income for the Company for the period ending April 30, 2003 (the foregoing unaudited statements with all monthly unaudited statements delivered hereafter are herein referred to as the "Unaudited Financial Statements"). Except as set forth in the Base Balance Sheet the Unaudited Financial Statements or on Schedule 2.11, neither the Company nor any of its Subsidiaries has any contingent obligations, liabilities or forward or long-term commitments. The foregoing financial statements have been prepared (i) to the extent required, in accordance with the rules and regulations of the PSC and the FCC, (ii) in accordance with the books and records of the Company, and (iii) in accordance with generally accepted accounting principles applied on a consistent basis. All such financial statements fairly represent the financial condition of the Company and its Subsidiaries as of the date thereof, and are true and correct as of the date thereof in all material respects. Nothing has come to the attention of the Senior Management of the Company since such dates which would indicate that such financial statements were not true and correct in all material respects.

        2.5    Business; Franchises and Regulations.    Except as set forth in Schedule 2.5, the Company and each of its Subsidiaries has ownership of and/or the right to use (i) all franchises, permits, registrations, licenses (other than FCC Licenses) and other authorizations required by applicable law or regulation, and (ii) all patent, copyright, trademark, and other rights and privileges, in the case of both (i) and (ii) used or useful in their respective businesses as presently conducted, or contemplated to be conducted, or required or necessary to permit it to own its properties and to conduct its business as presently conducted or contemplated to be conducted and neither their present nor contemplated activities infringe any such patent, copyright, trademark or other proprietary rights of others. Schedule 2.5 correctly sets forth all of the franchises, authorizations, permits, registrations and licenses (other than FCC Licenses) which are held by the Company and its Subsidiaries (the "Company Franchises") and correctly sets forth the issuer and termination or expiration date of each Company Franchise. Each Company Franchise was duly and validly issued by the issuer thereof to the Company or its Subsidiaries pursuant to procedures that complied with all requirements of applicable law. Each Company Franchise or other right held by the Company or any of its Subsidiaries is in full force and effect, free of any Lien, charge or encumbrance of any nature, and are not subject to any restrictions or conditions which, individually or in the aggregate, would materially impair the ability of the Company and its Subsidiaries to own their respective properties and to carry on their respective businesses as presently conducted or contemplated to be conducted, and the Company and each of its Subsidiaries are in compliance with the terms thereof with no conflict with the valid rights of others which could affect or impair in any manner the business, assets or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole except as set forth in Schedule 2.5. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any Company Franchise, except as set forth in Schedule 2.5. No proceedings to terminate, revoke, refuse, renew, modify or restrict such Company Franchises are pending or, to the Knowledge of the Company, threatened. No Company Franchise authorizing the installation, construction, development, ownership or operation of a cable television system by the Company or its Subsidiaries has been surrendered or has expired or otherwise terminated without the issuance of a replacement Company Franchise to the Company or its Subsidiaries.

        Except as described on Schedule 2.10, the Company has timely and properly made all filings and reports required by the PSC, the FCC and all other regulatory entities having jurisdiction over the Company or its Subsidiaries.

        2.6    Tariffs: FCC Licenses.

        (a)   The regulatory tariffs applicable to the Company and its Subsidiaries stand in full force and effect in accordance with their terms, and there is no outstanding notice of suspension, cancellation or termination or, to the Company's Knowledge, any threatened suspension, cancellation or termination in connection therewith. Except as otherwise disclosed on Schedule 2.6, neither the Company nor any of its Subsidiaries is subject to any restrictions or conditions applicable to its regulatory tariffs that limit or would limit the operations of the Company or any of its Subsidiaries (other than restrictions or conditions generally applicable to tariffs of that type). Each such tariff has been duly and validly approved by the appropriate regulatory agency. Except as otherwise disclosed on Schedule 2.6, neither the Company nor any of its Subsidiaries is in violation under the terms and conditions of any such tariff, and to the Knowledge of the Company there is no basis for any claim of violation by the Company or any of its Subsidiaries under any such tariff. There are no applications by the Company or any of its Subsidiaries, nor any complaints or petitions, or other filings by others, or proceedings pending or, to the Knowledge of the Company, threatened, before the PSC or the FCC relating to the Company or any of its Subsidiaries, or their respective operations or regulatory tariffs. To the Knowledge of the Company, there are no violations by subscribers or others under any such tariff. A true and correct copy of each tariff applicable to the Company or any of its Subsidiaries has been made available to Parent.

        (b)   Schedule 2.6 correctly sets forth all of the FCC Licenses held by the Company or any of its Subsidiaries and correctly sets forth the expiration or termination date of each FCC License. The Company and its Subsidiaries hold all FCC Licenses required by applicable law or regulation, or which are used or useful in their respective businesses as presently conducted or as contemplated to be conducted. Except as disclosed on Schedule 2.6, each such FCC License was duly and validly issued to the Company or its Subsidiaries pursuant to procedures which complied with all requirements of applicable law. Each FCC License is in full force and effect in accordance with its terms, and there is no outstanding notice of cancellation or termination or, to the Knowledge of the Company, any threatened cancellation or termination in connection therewith nor are any of such FCC Licenses subject to any restrictions or conditions that limit the operations of the Company or any of its Subsidiaries (other than restrictions or conditions generally applicable to licenses of that type). No proceedings to revoke, refuse to renew, modify or restrict such FCC Licenses are pending or, to the Knowledge of the Company, threatened. The Company has no reason to believe that any of the FCC Licenses (i) could be revoked, canceled or suspended, and (ii) would not be renewed or extended in the ordinary course of business.

        2.7    Rate Base.    Except for amounts that are disallowed or excluded due to regulation applied generically to all local exchange carriers, neither the Company nor any of its Subsidiaries has any material amount of inventory, plant or equipment that has been disallowed from rate base or excluded from the revenue calculations for any pool and neither the Company nor any of its Subsidiaries has received notification that the FCC or any state regulatory authority or pool administrator proposes to exclude any assets from rate base or revenue calculations for the pools.

        2.8    Overbillings; Refunds.    Except as set forth on Schedule 2.8, neither the Company nor any of its Subsidiaries has any liabilities for any customer overbillings or prospective refunds of overearnings not in the ordinary course of business.

        2.9    Capital Improvements.    Except as set forth on Schedule 2.9, neither the Company nor any of its Subsidiaries is required by any federal, state or local regulatory body to make any changes, upgrades or enhancements with respect to its physical plant and neither the Company nor any of its Subsidiaries has reason to believe that any such changes, upgrades or enhancements will be so required in the foreseeable future. Except as set forth on Schedule 2.9, neither the Company nor any of its Subsidiaries has any outstanding contracts or commitments for capital expenditures. Schedule 2.9 includes a list, as of April 30, 2003, of all disbursements on account of capital investments by Company and its Subsidiaries since December 31, 2002. Schedule 2.9 contains the Company's and its Subsidiaries 2003 capital budgets together with a year to date status of actual expenditures by project.

        2.10    Compliance with Law.    Except as set forth in Schedule 2.10, each of the Company and its Subsidiaries has been and is in material compliance with all applicable statutes, laws, ordinances, regulations, franchises, rules, governmental policies, policy statements or orders of any foreign, federal, state or local government or any governmental department or agency (including without limitation, the PSC and the FCC), and any judgment, ruling, decree or order of any court, administrative agency or tribunal or any arbitrator or arbitral panel or tribunal applicable to its business or operations; and the conduct of the Company's and each of its Subsidiaries' respective businesses has been and is in material compliance with all federal, state and local energy, public utility, health, wage and hour (including but not limited to the Fair Labor Standards Act), employment, workplace or worker safety and health, including but not limited to OSHA, and environmental requirements and all other federal, state and local governmental regulatory requirements and policies (including without limitation, requirements and policies of the PSC and the FCC). The Company and its Subsidiaries have all permits, licenses, registrations, franchises and other authorizations from, and have made all necessary filings with, all governmental agencies, including the PSC and the FCC, required to conduct their businesses as now being conducted or as contemplated to be conducted.

        2.11    Absence of Undisclosed Liabilities.    Except as otherwise specifically disclosed in the Base Balance Sheet the Unaudited Financial Statements or as set forth in Section 2.4 or on Schedule 2.11, neither the Company nor any of its Subsidiaries has any accrued or contingent liability or liabilities arising out of any transaction or state of facts existing prior to the date hereof.

        2.12    Absence of Certain Developments.    Except as specifically disclosed in Schedule 2.12, since December 31, 2002 there has been (i) no material adverse change in the assets, liabilities, properties, business, results of operations or financial condition of the Company or any of its Subsidiaries, (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company or any of its Subsidiaries, (iii) no waiver of any valuable right of the Company or any of its Subsidiaries or the cancellation of any debt or claim held by the Company or any of its Subsidiaries (including any settlement of any claims or litigation), (iv) no loan by the Company or any of its Subsidiaries to any officer, director, employee or stockholder of the Company or any of its Subsidiaries, or any agreement or commitment therefor, (v) no increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, person or entity performing services as an independent contractor, consultant or agent of the Company or any of its Subsidiaries outside of the ordinary course of business, (vi) no loss, destruction or damage to any property of the Company or any of its Subsidiaries, whether or not insured in excess of $10,000 in the aggregate, (vii) no strikes, work stoppages, slow downs, lockouts, union organizing or recognition efforts, grievance procedures, claims of unfair labor practices or similar incidents of significant labor difficulty of any nature whatsoever involving the Company or any of its Subsidiaries and no material change in the personnel of the Company or any of its Subsidiaries or the terms and conditions of any collective bargaining agreements, employment contracts or independent contractor or consulting agreements to which any of them are parties, (viii) no acquisition or disposition of any assets (or any contract or arrangement therefor) nor any other transaction by the Company or any of its Subsidiaries otherwise than in the ordinary course of business, (ix) no creation, incurrence, guarantee or assumption of any indebtedness by the Company or any of its Subsidiaries for borrowed money (other than pursuant to existing credit facilities), (x) no amendment, cancellation or termination of any contract, license or other instrument material to the Company or any of its Subsidiaries, (xi) no change in accounting methods or practices by the Company or any of its Subsidiaries affecting their respective assets, liabilities or business, (xii) no revaluation by the Company or any of its Subsidiaries of any of their respective assets, including without limitation, writing off notes or accounts receivable, (xiii) no mortgage, pledge or other encumbrance of any material assets of the Company and its Subsidiaries, (xiv) no increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves, other than in the ordinary course of business, and (xv) no payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction (1) in the ordinary course of business and consistent with the past practice of liabilities reflected or reserved against in the Base Balance Sheet or incurred in the ordinary course of business and consistent with the past practice since December 31, 2002, and (2) of other liabilities involving $25,000 or less singly and $50,000 or less in the aggregate.

        2.13    Title to Properties.

        (a)   Except as specifically disclosed on Schedule 2.13, the Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property have valid leasehold interests in, all of its properties and assets, free and clear of all mortgages, Liens, restrictions or encumbrances. All owned or leased real property of the Company and its Subsidiaries is described on Schedule 2.13. A true copy of each lease to which the Company or any of its Subsidiaries is a party, is listed on Schedule 2.13 and has been made available by the Company to Parent, is in full force and effect and affords the Company or the Subsidiary, as the case may be, peaceful and undisturbed possession of the subject matter of such lease. No default or event of default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, on the part of the lessor, exists under any lease, and neither the Company nor any of its Subsidiaries has received any notice of default under any such lease or any indication that the owner of the leased property intends to terminate such lease, and, to the Knowledge of the Company, no event has occurred which with notice or the lapse of time, or both, would constitute a default under any such lease. The Company holds all easements, rights-of-way and other rights necessary to own, operate and maintain its physical plant, other than imperfections in title (such as lack of easements and rights-of-way) that have not adversely affected the operation of the Company in the ordinary course of business and, to the Knowledge of the Company, the Company is not in material breach of, or default under, any such easement, right-of-way or other right and there are not any materially burdensome limitations or obligations on the Company under any such easement, right-of-way or other right.

        (b)   Except as set forth on Schedule 2.13, neither the Company nor any of its Subsidiaries is in material violation of any zoning, land-use, building or safety law, ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has it received any notice of violation with which it has not complied, in any case in which the consequences of such violation if asserted by the applicable regulatory authority would be adverse with respect to the Company or such Subsidiary. All real property owned or leased and substantially all tangible personal property owned or leased by the Company and its Subsidiaries taken as a whole and required for the purpose of carrying on its business and operations, is in good operating condition and repair, reasonable wear and tear excepted, and no material portion of any such real or personal property has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition to the extent necessary or useful in the continued operation of its business.

        2.14    Tax Matters.

        (a)   The Company and its Subsidiaries have timely filed all Tax Returns that they were required to file, and have paid all Taxes owed (whether or not shown on any Tax Return). All such Tax Returns are true and correct in all material respects. Except as set forth on Schedule 2.14, and for the extension to August of 2003 for filing its 2002 Federal and State Tax Returns, neither the Company nor its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

        (b)   Except as set forth on Schedule 2.14, there is no material dispute or claim concerning any Tax liability of the Company and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which the directors and officers of the Company and its Subsidiaries has knowledge based upon personal contact with any agent of such authority.

        (c)   Schedule 2.14 lists all income tax returns filed with respect to the Company and its Subsidiaries for taxable periods ended on or after December 31, 1999, indicates those income tax returns that have been audited, and indicates those income tax returns that currently are the subject of audit. The Company has delivered to the Parent correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since December 31, 1999.

        (d)   Except as set forth on Schedule 2.14, neither the Company nor its Subsidiaries has waived any statute of limitations in respect of income taxes or agreed to any extension of time with respect to an income tax assessment or deficiency.

        (e)   Neither the Company nor its Subsidiaries is a party to any income tax allocation or sharing agreement.

        (f)    No claim has been made since January 1, 1999 by a taxing authority in writing in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction. Any liability of the Company or any of its Subsidiaries for Taxes not yet due and payable or which are being contested in good faith, has been provided for on their financial statements in accordance with GAAP or are described on Schedule 2.14.

        (g)   Neither the Company nor any of its Subsidiaries is a "foreign person" within the meaning of Section 1445 of the Code. Neither the Company nor any of its Subsidiaries is a party to any agreement, whether written or unwritten, providing for the payment of taxes, payment for tax losses, entitlements to refunds or similar tax matters. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (h)   No property of the Company or any of its Subsidiaries is "tax exempt use property" within the meaning of Section 168(h) of the Code or property that the Company or any of its Subsidiaries will be required to treat as being owned by another person pursuant to Section 168 (f)(8) of the Internal Revenue Code of 1954, as amended, in effect immediately before the enactment of the Tax Reform Act of 1980.

        (i)    There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for liens for current taxes not yet due and payable.

        (j)    The Company and each of its Subsidiaries has withheld and timely paid all taxes (including, without limitation, federal, state, local or foreign income, franchise, payroll, employee withholding and social security and unemployment taxes) required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party since January 1, 1999. All Forms W-2 and 1099-series forms required to be filed with respect thereto have been timely and properly filed except where the failure to file would not individually or in the aggregate have a material adverse effect.

        (k)   Neither the Company nor any of its Subsidiaries (i) has made since January 1, 1999, and will not make, any elections under Section 341(f) of the Code and (ii) has not made since January 1, 1999 any payment (and is not obligated to make any payment) that will be nondeductible under Section 280G of the Code.

        2.15    Insurance.    The Company has in force all policies of insurance described in Schedule 2.15, in the amounts and covering the risks described therein. Neither the Company nor any of its Subsidiaries has ever been refused any insurance coverage for which it has applied. All of such policies are in full force and effect, all premiums with respect thereto have been paid or accrued therefor, and no notice of cancellation or termination has been received with respect to any such policy. To the Knowledge of the Company such policies are sufficient for compliance with all applicable statutes, laws, ordinances, regulations, franchises, rules, governmental policies or orders and any contract to which the Company or its Subsidiaries are a party. Neither the Company nor any of its Subsidiaries has breached or otherwise failed to perform the obligations under any of such policies. Except as set forth on Schedule 2.15, there are no pending or to the Knowledge of the Company threatened claims under any insurance policy relating to the Company or its Subsidiaries.

        2.16    Contracts and Commitments.    Except as set forth in Schedule 2.5 and 2.16, neither the Company nor any of its Subsidiaries (a) is a party to any contract, obligation, understanding or commitment (whether written or oral) which involves a potential or actual commitment or aggregate payments to or from the Company or any of its Subsidiaries to or from any third party in excess of $25,000, or which is otherwise material and not entered into in the ordinary course of business, (b) has any employment contracts; stock redemption or purchase agreements; financing agreements; collective bargaining agreements; consulting or management services agreements; independent contractor agreements; or agreements with any current or former officers, directors, employees or shareholders of the Company or any of its Subsidiaries or persons or organizations related to or affiliated with any such persons, (c) has any contract or arrangement concerning directory publishing matters or billing and collection matters, (d) has any note, mortgage, agreement, contract or arrangement that limits the ability of the Company or any Subsidiary of the Company to compete in any line of business or to compete with any other person, (e) has any contract relating to any obligation for borrowed money or any guarantee or indemnification of or the granting of security for an obligation for borrowed money or any other obligation or liability, (f) has any contract relating to 911 or E911 services, interconnection or collocation arrangements, or other arrangements with any local exchange carrier, competitive access provider or other telecommunications carrier, (g) any contract relating to licenses to or from the Company or any Subsidiary of the Company with respect to software or hardware used in the businesses of the Company or any of its Subsidiaries; or (h) any contract relating to any indemnity obligations of the Company or any of its Subsidiaries. Except as disclosed in Schedule 2.16, neither the Company nor any of its Subsidiaries is in default under any contract, obligation, understanding or commitment and to the Knowledge of the Company, there is no state of facts which upon notice or lapse of time or both would constitute such a default. Except as set forth in Schedule 2.16, neither the Company nor any of its Subsidiaries is a party to any contract or arrangement which is likely to have a material adverse effect on the assets, liabilities, properties, or financial condition of the Company and its Subsidiaries, taken as a whole.

        2.17    Litigation.    Except as set forth in Schedule 2.17, and except for the collaborative session identified as Case 02-C-0595 with the Department of Public Service of the New York Public Service Commission and other rural local exchange companies in the so-called Small Company Group, there is no investigation, complaint, charge, claim, grievance, action, suit or proceeding at law or in equity or by or before any governmental or administrative instrumentality or other agency (including, without limitation, the PSC or the FCC) or before any court, arbitrator, or similar tribunal now pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries or their properties is party or is subject. To the Knowledge of the Company, there is no investigation, complaint, action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending against the Company, any of its Subsidiaries, any director, officer or key employee of the Company or any of its Subsidiaries which has a reasonable possibility of calling into question the validity, or hindering the enforceability or performance, of this Agreement or any action taken or to be taken pursuant hereto or any of the other agreements and transactions contemplated hereby, nor, to the Knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any such litigation, proceeding or investigation might properly be instituted. There is no outstanding judgment, injunction, decree or order issued by any governmental instrumentality or other agency (including, without limitation, the PSC or the FCC) against the Company or its Subsidiaries.

        2.18    Environmental Matters.    Except as set forth in Schedule 2.18:

          (a)   Neither the Company nor any of its Subsidiaries is or has been required to obtain from Governmental Authorities any permits, licenses, authorizations or other consents required under applicable Environmental Law ("Environmental Permits") for the operation of its business as currently conducted or contemplated to be conducted.

          (b)   No Hazardous Substances have been or are now being generated, used, stored, treated or otherwise managed on real property owned or leased by the Company or any of its Subsidiaries (the "Properties"), or to the Knowledge of the Company by any other Persons, in violation of Environmental Laws or relevant Environmental Permits. For any Property at which any Hazardous Substance has ever been or is now being generated, used, stored, treated or otherwise, managed, each such activity has been and is in compliance with applicable Environmental Laws and/or Environmental Permits, and then only in the ordinary course of business as then conducted and in such amounts as are typical of the business of the Company or its Subsidiaries. No Hazardous Substances have been, or are being spilled, released, discharged, disposed, placed, or otherwise caused to come to be located on or in the soil, surface water or groundwater in, on or under any of the Properties, by the Company, any Subsidiary or any other Person. No Hazardous Substances have been shipped or transported from any of the Properties for treatment, storage or disposal at any other facility, by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other Person, except pursuant to and in full compliance with applicable Environmental Laws and/or relevant Environmental Permits. Neither the Company nor any of its Subsidiaries has disposed, stored, treated, or sent for disposal, storage or treatment, any solid waste, pollutant, contaminant or waste (whether hazardous waste or other waste), or Hazardous Substances, except in compliance with applicable Environmental Laws and/or Environmental Permits, and then only to a facility which possessed a valid permit to the Company's Knowledge. To the Knowledge of the Company, there have never been and are no underground or above ground storage tanks on any Property. No environmental remediation or other environmental response is occurring or has occurred on any real property of the Company or any of its Subsidiaries nor has the Company or any of its Subsidiaries issued a request for proposal or otherwise asked an environmental remediation contractor to begin plans for such environmental remediation or other environmental response.

          (c)   Neither the Company nor any Subsidiary has received, and no circumstances exist that would form the basis for, (i) any notice of violation of any applicable Environmental Law; or (ii) any suit, action, claim, liability (contingent or otherwise), or proceeding (whether at law, in equity, or administrative) concerning or related to environmental matters or any environmental condition except as noted on Schedule 2.18 and/or the Phase I Environmental Audit. Neither the Company nor any Subsidiary has received any notice, nor is the Company aware of any circumstances related to, liability as a potentially responsible party, under the Comprehensive Environmental Response Compensation and Liability Act, or any state analogue thereto as of the date of this Agreement.

          (d)   For purposes of this Agreement, the term "Environmental Laws" shall mean all federal, state, or local laws, statutes, ordinances, regulations, permits or permit conditions relating to the emission or discharge of pollutants, hazardous and/or toxic materials including requirements under the Clean Air Act, Federal Water Pollution Control Act, Resource Conservation and Recovery Act,

  Comprehensive Environmental Response Compensation and Liability Act, the Oil Spill Act, each as amended and in effect from time to time, and any state analogues thereto. The term "Hazardous Substances" shall mean crude oil and any refined fraction or product thereof, any substance defined as a Hazardous Substance under Section 101(14) of the Comprehensive Environmental Response Compensation and Liability Act, asbestos, polychlorinated biphenyls, or any substance regulated as hazardous or toxic under applicable Environmental Laws.

          (e)   The Company and each of its Subsidiaries are now and have at all times been in material compliance with all applicable Environmental Laws.

        2.19    Investment Company.    Neither the Company nor any of its Subsidiaries is an Investment Company as such term is defined in the Investment Company Act of 1940, as amended.

        2.20    Margin Securities.    Neither the Company nor any of its Subsidiaries owns or has any present intention of acquiring, any "margin security" within the meaning of Regulation G (12 C.F.R. Part 207), or any "margin stock" within the meeting of Regulation U (12 C.F.R. Part 221), of the Board of Governors of the Federal Reserve System (herein called "margin security" and "margin stock").

        2.21    Employee Benefit Programs.

        (a)   Schedule 2.21 sets forth a list of every Employee Program maintained by the Company or its Subsidiaries. Except for the Employee Programs set forth on Schedule 2.21, the Company has no liability or potential liability for any Employee Program maintained or contributed to by it, or by a current or former Affiliate.

        (b)   Except as set forth on Schedule 2.21, each Employee Program which has ever been maintained by the Company or any of its Subsidiaries and which has been intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and any such Employee Program maintained at any time since 1999 has a favorable determination letter covering GUST. No such Employee Program has been disqualified under the applicable section of the Code from the effective date of the favorable determination letter for such Employee Program through and including the date hereof (or, if earlier, the date that all of such Employee Program's assets were distributed). Except as set forth on Schedule 2.21, to the Company's Knowledge, no event or omission has occurred which could cause any such Employee Program to lose its qualification or tax exemption under the applicable Code section, and to the extent any event or omission is identified on Schedule 2.21, the Company has filed with the IRS for its approval of the Employee Program's correction pursuant to the Voluntary Correction Program under the IRS Employee Plans Compliance Resolution System.

        (c)   Except as set forth on Schedule 2.21, there exists no material failure of any party to comply with any laws, regulations, ordinances, rules, governmental policies, policy statements, orders of any federal, state or local government or governmental department or agency (including without limitation, the IRS, PSC and the FCC) applicable with respect to any Employee Programs that have been maintained by the Company or any of its Subsidiaries. The Company and its Subsidiaries have complied with Section 4980B of the Code and Part 6 of Title 1 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the regulations promulgated thereunder. Except as set forth on Schedule 2.21, with respect to any Employee Program ever maintained by the Company, any Subsidiary or any Affiliate thereof, there has been no "prohibited transaction" as defined in Section 406 of ERISA or Code Section 4975, or breach of any duty under ERISA or other applicable law or any agreement which could subject the Company or any of its Subsidiaries thereof to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. Except as set forth on Schedule 2.21, to the Knowledge of the Company, no litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program and to the Company's Knowledge, no facts exist which could give rise to litigation or such other proceeding. Except as set forth on Schedule 2.21, no Employee Program contributed to or maintained by the Company, or any such Subsidiary or Affiliate thereof has participated in any voluntary correction program. Except as set forth on Schedule 2.21, each Employee Program contributed to or maintained by the Company, or any Subsidiary or Affiliate thereof has been and is operated and funded in such a manner as to qualify, where relevant and applicable, for both Federal and New York State purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto. No under-funded defined benefit plan has ever been transferred out of the controlled group of companies (within the meaning of Section 414(b) and (c) of the Code) of which the Company is a member.

        (d)   Except as described in Schedule 2.21, neither the Company, any of its Subsidiaries nor any Affiliate thereof, has ever maintained a defined benefit pension plan under Title IV of ERISA or has incurred any liability under Title IV of ERISA which has not been paid in full prior to the date hereof. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs maintained by the Company or any of its Subsidiaries, for all periods prior to the date hereof, either have been made or have been properly accrued on the Company's financial statements (and all such unpaid but accrued amounts are described on Schedule 2.21). Except as described in Schedule 2.21, none of the Employee Programs maintained by the Company or any Subsidiary thereof has ever provided or promised health care or non-pension benefits to former employees (other than as required by Part 6 of subtitle B of Title I of ERISA).

        (e)   With respect to each Employee Program maintained by the Company or any of its Subsidiaries within the three years preceding the date hereof, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered or made available to Parent: (i) all documents embodying or governing such Employee Program, as they may have been amended to the date hereof, and any related funding vehicle which may exist for any such Employee Program; (ii) the most recent and any other material IRS determination letter with respect to such Employee Program and any applications for determination subsequently filed with the IRS; (iii) the IRS Forms 5500, with all applicable schedules attached thereto and any PBGC Form I filed within the three (3) years prior to the date hereof; (iv) the three most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) premium statements and summary pages of insurance policies related to such Employee Programs; (vii) a copy of any and all filings made with any government entity (including, but not limited to, the IRS, the Pension Benefit Guaranty Corporation ("PBGC") and the Department of Labor) for the previous three years which relate to any such Employee Program; and (viii) each other document, explanation or communication which describes any relevant and material aspect of any such plan that is not disclosed in previously delivered materials. A description of any unwritten Employee Program of the Company, including a description of any material terms of such Employee Program, is set forth on Schedule 2.21.

        (f)    Except as disclosed in Schedule 2.21 hereto, no collective bargaining agreement or other contract, written or oral, with any trade or labor union, employees' association or similar organization is in effect as of the date hereof with respect to any employee of the Company or any of its Subsidiaries, and neither the Company, any of its Subsidiaries nor any Affiliate has ever maintained, participated in, or withdrawn from any multiemployer plan, as defined in Section 3(37) of ERISA a "multiple employer plan" within the meaning of Code Section 413(c), or a "multiple employer welfare arrangement" within the meaning of Section 3(f) of ERISA.

        (g)   Except as set forth on Schedule 2.21, the consummation of the Merger will not result in the payment, vesting or acceleration of any benefit including, without limitation, the payment of severance, retention pay, change of control payments, or stay bonuses to any person.

        (h)   No payment that is owed or that may become due to any director, officer, employee or agent of the Company or any Subsidiaries will be non-deductible or become subject to Tax under Section 280G or 4999 of the Code; nor will there be any obligation to "gross up" or otherwise compensate any such person because of the imposition of any Tax on a payment to such person.

        (i)    Except for the arrangement to allow certain retirees to participate in group health coverage and the bonus and severance obligations as disclosed on Schedule 2.11, the Company has the right to modify and terminate any and all benefits (other than pensions) with respect to both its retired and active employees and those of its Subsidiaries.

        (j)    All employee and employer contributions have been timely made to all Employee Programs including, without limitation, the Berkshire Telephone Corporation 401(k) Profit Sharing Plan.

        (k)   The Company has complied in a timely manner with all requirements applicable to top-heavy qualified plans, if applicable, including applicable contribution, accrual, and vesting requirements; and no qualified plan maintained or contributed to by the Company is top-heavy as of the Closing Date.

        (l)    All notices including, without limitation, ERISA Section 204(h) notices required by applicable law or regulation to be given to employees or former employees of the Company or its Subsidiaries have been timely given, if applicable.

        (m)  Except as set forth on Schedule 2.21, no Employee Program of the Company has incurred an "accumulated funding deficiency" as defined in Section 302 of ERISA or Section 412 of the Code whether or not waived or has posted or is required to provide security under Code Section 4(1)(a)(29) or Section 307 of ERISA; to the Knowledge of the Company no event has occurred which has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA nor has any liability to the PBGC (except for payment of premiums) been incurred or to the Knowledge of the Company reportable event within the meaning of Section 4043 of ERISA occurred with respect to any such Employee Program except as disclosed on Schedule 2.21. To the Knowledge of the Company there has been no unwaived reportable event with respect to any Employee Program of the Company; the transactions contemplated herein will not result in a reportable event within the meaning of Section 4043 of ERISA with respect to any such Employee Program and the PBGC has not threatened or taken steps to institute the termination of any such Employee Program.

        (n)   With respect to all periods prior to the Closing, the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder (HIPAA), have been satisfied with respect to each affected Employee Program of the Company.

        (o)   Except as set forth on Schedule 2.21, to the Knowledge of the Company, no communication or disclosure has been made that at the time made, did not accurately reflect the terms and operations of the subject Employee Program of the Company.

        (p)   Schedule 2.21 sets forth as of April 30, 2003, the extent to which the fair market value of the assets of each Employee Program of the Company and any Subsidiary thereof that is a defined benefit pension plan is less than the present value of all vested and non-vested liabilities thereunder determined in accordance with applicable PBGC methods, factors and assumptions applicable to a defined benefit pension plan terminating on June 30, 2003.

        (q)   For purposes of this section:

            (i)  "Employee Program" means (A) all employee benefit plans within the meaning of Section 3(2) of ERISA (including, but not limited to, employee benefit plans such as foreign or excess benefit plans which are not subject to ERISA); and (B) all stock option plans, bonus, incentive award or profit sharing plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, and all other employee benefit plans, agreements, and arrangements not described in (A) above.

           (ii)  An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

          (iii)  An entity is an "Affiliate" of the Company or any of its Subsidiaries if either (A) it would have ever been considered a single employer with the Company or such Subsidiary under Section 4001 (b) of ERISA, or (B) it would ever have been considered part of the same "controlled group" as the Company or such Subsidiary for purposes of 302 (d) (8) (C) of ERISA.

          (iv)  "GUST" means the Small Business Job Protection Act of 1996 ("SBJPA"), the Internal Revenue Service Restructuring and Reform Act of 1998 ("RRA"), the Taxpayer Relief Act of 1997 ("TRA"), the Uniformed Services Employment and Reemployment Rights Act of 1994 ("USERRA"), the General Agreement on Tariffs and Trade ("GATT") and the Community Renewal Tax Relief Act of 2000 ("CRA").

        2.22    Solvency.    Neither the Company nor any of its Subsidiaries has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all, or any substantial portion of its assets, (iv) suffered the attachment or other judicial seizure of all, or any substantial portion of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

        2.23    Brokers or Finders.    Except as set forth on Schedule 2.23, none of the Company or any Subsidiary thereof has engaged the services of any brokers or finders in connection with the execution of this Agreement.

        2.24    Corporate Records.    (a) The minute books of the Company and its Subsidiaries contain true and complete records of all meetings of, or written consents in lieu of meetings executed by, their respective boards of directors (and all committees thereof) and shareholders; (b) all actions and transactions taken or entered into by the Company or any of its Subsidiaries, or otherwise requiring action by their respective boards of directors or shareholders, have been duly authorized or ratified as necessary and are evidenced in such minute books; (c) the stock certificate books and stock records of the Company and its Subsidiaries are true and complete; and (d) the signatures appearing in such minute books, stock certificate books and stock records are the genuine signatures of the persons purporting to have signed them.

        2.25    Books of Account.    The books of account of the Company and its Subsidiaries have been maintained in accordance with normal business practices, and accurately and fairly reflect all of the properties, assets, liabilities, transactions and appropriate accruals of the Company and of each of its Subsidiaries.

        2.26    Certain Employment Matters.

        (a)   Schedule 2.26 contains a true and complete list of names and current hourly wage, monthly salary or other compensation of all directors, officers, employees (all such Company employees as of the date hereof, the "Company Employees"), managers, consultants, independent contractors or managers of the Company, with a summary of existing bonuses, additional compensation and other benefits (whether current or deferred), if any, paid or payable to each such person for services rendered in the fiscal year ended December 31, 2002, or, determined as of the date hereof, to be rendered in the fiscal year ended December 31, 2003. Schedule 2.26 contains a true and complete listing and summary description of all employment, compensation, non-competition, confidentiality, consulting and independent contractor agreements between the Company or any Subsidiary thereof and its directors, officers, employees, independent contractors and consultants.

        (b)   The Company, as of the Closing, will have paid all wages when due and owing and made provision for the payment of any form of accrued, but unpaid, compensation.

        (c)   Except as set forth in Schedule 2.26, the Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and relating to the payment and withholding of taxes, including income and social security taxes, and has withheld (and paid over to the appropriate authorities) all amounts required by local, state or federal law or by other agreement to be withheld from the wages or salaries of its employees. Neither the Company nor any Subsidiary thereof has any liability or obligation for any arrears of wages or benefits or any taxes or penalties for failure to comply with any of the foregoing.

        (d)   Except as set forth on Schedule 2.26, the Company and its Subsidiaries are not parties to any contract with any labor organization, nor have they agreed to, been required to or been asked to recognize or negotiate any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of their respective employees. Neither the Company nor any Subsidiary thereof has knowledge of any organization currently being made, pursued or threatened by or on behalf of any labor union with respect to their respective employees. Except as set forth on Schedule 2.26, neither the Company nor any Subsidiary thereof has, within the last three years, experienced any strike, work stoppage, slow down, lockout, grievance proceeding, claim of unfair labor practices or other significant labor difficulty of any nature, nor are any claims pending or, to the best knowledge of the Company, threatened between the Company or its Subsidiaries and any of their respective employees.

        (e)   Except as set forth on Schedule 2.26, neither the Company nor any Subsidiary thereof has received notification that any of its current employees presently plan to terminate or otherwise resign from employment, whether by reason of the transactions contemplated hereby or otherwise. Except as set forth on Schedule 2.26, the employment of all persons presently employed or retained by the Company is terminable at will, and neither the Company nor any of its Subsidiaries will be, pursuant to any current contract, arrangement or understanding (including collective bargaining agreements), applicable law, or otherwise, obligated to pay any severance pay or other benefit by reason of the voluntary or involuntary termination of employment of any present or former employee (including managers), consultant, independent contractor or agent, prior to, on or after the Effective Date.

        2.27    Intracompany Contracts.    Except as set forth on Schedule 2.27, there are no contracts, understandings, arrangements or commitments (whether written or oral) between (i) the Company, on the one hand, and any of the Company's Subsidiaries, on the other hand, (ii) any Company Subsidiary, on the one hand, and another Company Subsidiary, on the other hand, (iii) the Company or any of its Subsidiaries, on the one hand, and any Shareholder, any officer, director or employee of the Company or any of its Subsidiaries or any of their respective Affiliates, on the other hand.

        2.28    Reserved.

        2.29    Access Lines.    Schedule 2.29 sets forth the accurate number of commercial, residential and DSL access lines of the Company in service as of April 30, 2003.

        2.30    Materials and Supplies.    The value (as reflected on the Company's books) of materials and supplies of the Company and any Subsidiary of the Company which are obsolete or in excess of normal requirements, will not materially exceed the reserve for obsolete or excess materials and supplies as reflected on the books of the Company or such Subsidiary.

        2.31    Schedules of the Telephone Plant.    Schedule 2.31 sets forth copies of schedules (at the level of detail agreed to by the parties but in any case including details regarding net book value and continuing property records lists associated therewith) of the "Plant in Service" of the Company as of December 31, 2002. The account balances reflected on the schedule of Telephone Plant correspond, in all material respects, to the associated account balances reflected on the books of the Company.

        2.32    Approval of Transactions.    The Company is not aware of any fact, event or circumstances relating to the Company or any of its Subsidiaries that is reasonably likely to cause a regulatory agency to deny or withhold its approval to the transactions contemplated hereby.

        2.33    Accounts Receivable.    The accounts receivable for the Company and its Subsidiaries as stated in the Financial Statements provided pursuant to Section 2.4 hereof are actual and bona fide receivables representing obligations for the total dollar amount of such receivables, as shown on the books of the Company and its Subsidiaries, that resulted from the regular course of business of the Company and its Subsidiaries. To the Company's Knowledge, such receivables are fully collectible in accordance with their terms and are subject to no offset or reduction of any nature except for a reserve for uncollectible amounts consistent with the reserve established by the Company in the Financial Statements provided pursuant to Section 2.4 hereof. The value (as reflected on the Company's books) of any accounts receivable of the Company which are over 90 days are either recoverable in full from interexchange carriers under billing and collection contracts or will not materially exceed the billing reserve established by the Company in the Financial Statements provided pursuant to Section 2.4 hereof.

        2.34    Disclosure.    No representations or warranty made by the Company in this Agreement and no statement made in any document, schedule or exhibit referred to herein and furnished by the Company contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. There is no fact relating to the Company, or the business, property, operations, or condition (financial or otherwise) or results of operations of the Company or any of its Subsidiaries, presently known to the Company which has not been disclosed to Parent and which materially adversely affects the Company or any of its Subsidiaries or in the future is reasonably likely to have a material adverse effect.

SECTION III.

REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent hereby represents and warrants to the Company as follows:

        3.1    Organization and Corporate Power.    Each of Parent and Acquisition Sub (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where failure to so qualify would not have a material adverse effect on the Parent or its Subsidiaries taken as a whole and (c) has all required corporate power and authority to own its property and to carry on its business as presently conducted or contemplated. Subject to PSC and FCC approvals and the expiration or termination of the waiting periods under HSR, the Parent has all required corporate power and authority to enter into and perform this Agreement and the Related Documents and generally to carry out the transactions contemplated hereby and by the Related Documents.

        3.2    Authorization and No Contravention.    The execution and delivery of, and performance by the Parent of its obligations under, this Agreement and the Related Documents and the delivery of the Merger Consideration have been duly authorized by all requisite corporate, director and stockholder action of Parent, and except as otherwise may be specifically provided in this Agreement, each of this Agreement and the Related Documents constitutes the legal, valid and binding obligation of Parent, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and general principles of equity and the general availability of equitable remedies. Parent's execution and delivery of this Agreement and the Related Documents, and its performance of the transactions contemplated hereby and thereby, will not: (i) violate, conflict with or result in a default under any contract, instrument, agreement, indenture, obligation or commitment to which Parent is a party or by which it or its assets are bound, or any charter provision or Bylaw of Parent, or the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of Parent; (ii) violate or result in a violation of, or constitute a default under, any provision of any law, statute, ordinance, regulation or rule, or any decree, judgment or order of, or any restriction imposed by, any court or other federal, state or local governmental agency; or (iii) except as set forth on Schedule 3.2, require any notice to, filing with, or consent or approval of any governmental authority or other third party which will not, prior to the closing, have been duly and properly given, made or obtained.

        3.3    Financial Condition.    Parent has the financial resources with which to consummate the transactions contemplated hereby, including, but not limited to, the assumption of indebtedness and the delivery of the Adjusted Merger Consideration.

        3.4    Brokers or Finders.    Neither Parent or any of its Subsidiaries has engaged the services of any brokers or finders in connection with the execution of this Agreement.

        3.5    MJD Ventures, Inc.    MJD Ventures, Inc. is and at and after the Closing will be a wholly-owned subsidiary of FairPoint Communications, Inc.

SECTION IV.

REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB

        Acquisition Sub hereby represents and warrants to the Company as follows:

        4.1    Organization and Corporate Power.    Acquisition Sub (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, and (c) has all required corporate power and authority to own its property and to carry on its business as presently conducted or contemplated. Acquisition Sub has all required corporate power and authority to enter into and perform this Agreement and Related Documents and to generally carry out the transactions contemplated hereby and by the Related Documents.

        4.2    Authorization and No Contravention.    The execution and delivery of, and the performance by Acquisition Sub of its obligations under, this Agreement and the Related Documents have been duly authorized by all requisite corporate action of the Acquisition Sub, and except as may otherwise be specifically provided in this Agreement, each of this Agreement and the Related Documents constitutes the legal, valid and binding obligation of Acquisition Sub, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and general principles of equity and the availability of equitable remedies. Acquisition Sub's execution and delivery of this Agreement and the Related Documents, and its performance of the transactions contemplated hereby and thereby, will not: (i) violate, conflict with or result in a default under any contract, instrument, agreement, indenture, obligation or commitment to which Acquisition Sub is a party or by which it or its assets are bound, or any charter provision or Bylaw of Acquisition Sub or the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of Acquisition Sub, except pursuant to this Agreement and the agreements contemplated hereby; (ii) violate or result in a violation of, or constitute a default under, any provision of any law, statute, ordinance, regulation or rule, or any decree, judgment or order of, or any restriction imposed by, any court or other federal, state or local governmental agency; or (iii) except as set forth on Schedule 4.2, require any notice to, filing with, or consent or approval of any governmental authority or other third party which will not, prior to the closing, have been duly and properly given, made or obtained.

        4.3    Capitalization.    The authorized capital stock of Acquisition Sub consists of Two Hundred (200) shares of common stock, and the issued capital stock is One Hundred (100) shares of common stock, all of which is owned by Parent.

        4.4    Brokers or Finders.    Acquisition Sub has not engaged the services of any brokers or finders in connection with the execution of this Agreement.

SECTION V.

PARENT'S AND ACQUISITION SUB'S CONDITIONS OF MERGER

        Parent's and Acquisition Sub's obligations hereunder shall be subject to compliance by the Company with its agreements herein contained and to the fulfillment to the Parent's and Acquisition Sub's satisfaction on or before and at the Closing Date of the following conditions:

        5.1    Certificate.    The representations and warranties of the Company contained in Section 2 of this Agreement shall be true and correct in all respects (and to the extent by its terms it is not qualified by materiality, shall be true and correct in all material respects) with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; each of the conditions hereafter specified in this Section shall have been satisfied; and on the Closing Date one or more certificates to such effect executed by the President and Controller of the Company shall be delivered to Parent.

        5.2    Delivery of Documents.    The Company shall have executed and delivered to Parent (or shall have caused to be executed and delivered to Parent by the appropriate persons) the following:

          (a)   A certified copy of resolutions of the Company's Board of Directors, approving this Agreement, the Merger and all transactions contemplated by this Agreement, and a certified copy of the resolutions adopted by the holders of Company's Common Stock holding, in the aggregate, no fewer than two-thirds of the voting power of such shares, approving this Agreement, the Merger and all transactions contemplated by this Agreement;

          (b)   A copy of the Company's and each of its Subsidiaries' corporate charter certified as of a recent date by the appropriate Secretary of State and the secretary of the pertinent corporation;

          (c)   A copy of the Bylaws of each of the Company and each of its Subsidiaries certified, in each case, by the secretary of the pertinent corporation;

          (d)   A certificate issued by the appropriate Secretary of State of the state of incorporation of the Company and each of its Subsidiaries certifying that the Company or such Subsidiary, as the case may be, as of a recent date is in good standing in such state;

          (e)   True and correct copies of all consents, instruments and other documents specified in Schedule 2.2 which have not been previously delivered to Parent;

          (f)    All other certificates and other documents reasonably requested by Parent in writing at least two (2) days before the Closing Date. The form and substance of all such certificates and other documents hereunder shall be reasonably satisfactory in all respects to Parent and its counsel.

        5.3    Opinion of Company's Counsel.    Parent shall have received the favorable written opinion of (i) counsel for the Company dated the Closing Date, (ii) FCC counsel for the Company dated the Closing Date, and (iii) communications counsel for the Company with respect to PSC and related matters in a form reasonably acceptable to Parent.

        5.4    Compliance with Agreements.    The Company and, to the extent applicable, each Subsidiary of the Company shall have performed and complied with all agreements, covenants and conditions contained herein, in any other document contemplated hereby and all other related documents which are required to be performed or complied with by the Company on or before the Closing Date.

        5.5    Regulatory Matters.

        (a)   Intentionally omitted.

        (b)   The PSC and the FCC shall, if required by law, have approved the consummation of the transactions contemplated hereby (including, but not limited to, the transfer of any cable system franchises) and such approvals shall (i) be free of any terms, conditions or restrictions that are reasonably unacceptable to Parent, and (ii) have become Final Orders.

        (c)   The approval of any other governmental entity required for the consummation of the transactions contemplated hereby shall have been obtained including, without limitation, the approval of any local or municipal governmental entity necessary or appropriate in connection with the transfer of control of the Company Franchises and such approvals shall (i) be free of any terms, conditions or restrictions that are reasonably unacceptable to Parent, and (ii) have become Final Orders.

        5.6    Litigation.    There shall be no charge, claim, complaint, grievance, arbitration, investigation, action, suit or proceeding at law or in equity or by or before any governmental or administrative instrumentality or other agency, or before any court, arbitrator, or similar tribunal, pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or, to the knowledge of the Company, any director, officer or key employee of the Company or any of its Subsidiaries which would have a reasonable possibility of calling into question the validity, or hinder the consummation, enforceability or performance, as the case may be, of the Closing, this Agreement, any action taken or to be taken pursuant hereto or any of the other agreements and transactions contemplated hereby.

        5.7    Properties.    Parent, at its sole cost and expense, shall have received title insurance and surveys in form and substance reasonably satisfactory to Parent on all real property owned by the Company or any of its Subsidiaries.

        5.8    Adverse Changes.    From the date hereof, through and including the Effective Date, and without regard to matters related to approvals required by Section 5.5 hereof or actions undertaken pursuant to this Agreement, there shall have been (i) no material adverse change in the assets and properties of the Company, the business operations, liabilities, profits, business or financial condition or results of operations of the Company, and (ii) no material damage to the assets and properties of the Company caused by fire, flood, casualty, act of God or the public enemy or other cause, the loss of any of which is not adequately covered by insurance. Parent and Acquisition Sub agree and acknowledge that any further Federal or State regulation or deregulation or any changes in laws applicable to Federal or State deregulation generally applicable to the businesses in which the Company is engaged, and not specifically just to Company and its Subsidiaries, occurring between the date hereof and the Closing Date, even if such changes have, or are reasonably expected to have, a negative effect on the Company, shall neither (a) constitute a breach of any representation or warranty made by the Company herein nor (b) constitute a failure of a condition precedent to Parent's or Acquisition Sub's obligations hereunder. Any changes in Federal or State laws or regulations applicable just to Company and Subsidiaries will, if material, constitute a failure of a condition precedent to Parent's or Acquisition Sub's Closing obligations hereunder.

        5.9    Directors and Officers.    The Company shall have duly and validly obtained resignations of all directors and officers of the Company and each of its Subsidiaries.

        5.10    Establishment of Remediation Escrow.    If applicable pursuant to Section 7.5, Shareholder Representative, on behalf of the Shareholders, and the Remediation Escrow Agent shall have executed and delivered an escrow agreement.

        5.11    Payment Schedule.    The Company shall have furnished the Payment Schedule in accordance with Section 1.12.

        5.12    Creditor Consents.    With respect to any Long-Term Indebtedness of the Company to remain outstanding immediately after the Closing Date pursuant to Section 7.28, Parent, if required by the underlying debt instrument, shall have received the consent of the appropriate creditors, which consent shall not have been revoked as of the Closing Date.

        5.13    Employee Matters.    The Parent shall have received evidence, in form satisfactory to the Parent, that the covenants of the Company specified in Section 7.29 shall have been performed in all respects.

        5.14    Reserved.

        5.15    Other Third Party Consents.    The Company shall have obtained the consents, waivers and authorizations listed or referred to in Schedule 2.2, all of which consents, waivers and authorizations shall be free of any terms, conditions or restrictions that are reasonably unacceptable to Parent.

        5.16    Delivery of Minute Books.    The Company shall deliver at Closing all original minute books, corporate seals and stock transfer records of the Company and all of its Subsidiaries, as well as original evidence of all their respective investments.

        5.17    Establishment of Escrow.    Shareholder Representative, on behalf of the Shareholders, and the Escrow Agent shall have executed and delivered the Escrow Agreement.

        5.18    Liquidation of Marketable Securities.    The Company shall have or shall have caused to be converted to cash all of the marketable securities and life insurance listed in Exhibit E.

        5.19    Funding and Disbursement of Terminated Defined Benefit Plan.    The Company shall have fully funded and disbursed all liabilities and obligations arising from or related to the Berkshire Telephone Corporation Pension Plan, as amended, which will be terminated effective June 30, 2003, all in accordance with the requirements of ERISA. The Company shall have received a favorable determination letter from the IRS that the Company has satisfied all applicable requirements with respect to the termination, funding and final disbursement of the proceeds of the Berkshire Telephone Corporation Pension Plan, as amended, and to the extent there has been any Voluntary Correction Program filing as provided in Section 2.21(b), the Company has received a compliance statement from the IRS and has timely paid all fees and costs and performed all acts as required by the compliance statement.

        5.20    Noncompetition Agreement.    The Company shall have caused Brian Kelly to enter into the Consulting and Noncompetition Agreement attached hereto as Exhibit F.

        5.21    All Proceedings Satisfactory.    All corporate and other proceedings taken prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be reasonably satisfactory in form and substance to Parent and Parent shall receive such copies thereof and other materials (certified, if requested) as it may reasonably request in connection therewith.

SECTION VI.

COMPANY'S CONDITIONS OF MERGER

        The Company's obligation hereunder shall be subject to compliance by the Parent and Acquisition Sub with their agreements herein contained and to the fulfillment to the Company's satisfaction on or before and at the Closing Date of the following conditions:

        6.1    Certificate.    The representations and warranties of the Parent and Acquisition Sub contained in Sections 3 and 4 of this Agreement shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; each of the conditions hereafter specified in this Section 6 shall have been satisfied; and on the Closing Date one or more certificates to such effect executed by the President and the Chief Financial Officer of the Parent and Acquisition Sub shall be delivered to the Company.

        6.2    Delivery of Documents.    Parent shall have executed and delivered to the Company (or shall have caused to be executed and delivered to the Company by the appropriate persons) the following:

          (a)   Certified copies of resolutions of the Board of Directors of Parent, Acquisition Sub and of the sole stockholder of the Acquisition Sub authorizing the execution and delivery of this Agreement and the Related Documents;

          (b)   A certificate issued by the appropriate Secretary of State of the state of incorporation of Parent and Acquisition Sub as of a recent date certifying that Parent or such Acquisition Sub as the case may be, is in good standing in such state;

          (c)   True and correct copies of all consents, instruments and other documents specified in Schedules 3.2 and 4.2 which have not otherwise been made available for review by Company; and

          (d)   All other certificates and other documents reasonably requested by the Company in writing at least two (2) days before the Closing Date. The form and substance of all such certificates and other documents hereunder shall be reasonably satisfactory in all respects to the Company and its counsel.

        6.3    Opinion of Parent's Counsel.    The Company shall have received the favorable written opinion of Parent's counsel dated as of the Closing Date in a form reasonably acceptable to the Company.

        6.4    Compliance with Agreements.    Parent and Acquisition Sub shall have performed and complied with all agreements, covenants and conditions contained herein, in any other document contemplated hereby and all other Related Documents which are required to be performed or complied with by Parent and Acquisition Sub on or before the Closing Date.

        6.5    Regulatory Matters.

        (a)   Intentionally omitted.

        (b)   The PSC and the FCC shall each have approved, to the extent any approval is necessary, the consummation of the transactions contemplated hereby and such approvals shall: (i) be free of any terms, conditions or restrictions that are unacceptable to the Company, and (ii) have become Final Orders.

        6.6    Litigation.    There shall be no investigation, action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency pending or threatened against Parent or Acquisition Sub, or, to the knowledge of Parent and Acquisition Sub, any director, officer or key employee of Parent or Acquisition Sub, which would have a reasonable possibility of calling into question the validity, or hinder the consummation, enforceability or performance, as the case may be, of the Closing, this Agreement, any action taken or to be taken pursuant hereto or any of the other agreements and transactions contemplated hereby.

        6.7    Shareholder Approval.    The Merger and all of the transactions contemplated by this Agreement requiring the approval of the Shareholders shall have been approved by Shareholders holding, in the aggregate, no less than two-thirds of the total voting power of the Company Common Stock.

        6.8    Establishment of Escrow.    Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

        6.9    Assignment of Causes of Action.    At the Closing, the Company, with the written concurrence of Parent, shall assign, in their entirety, to the Shareholders any and all claims for breach of contract or other rights, claims, and causes of action that may have accrued to the benefit of the Company or the Shareholders (i) against Citizens Communications, Inc. as a result of its termination of a certain Agreement and Plan of Merger among Citizens Communications, Inc., CTC Green Company, Inc. and the Company dated August 31, 2000, as amended on October 26, 2001; (ii) against prior owners and operators of, and "persons responsible for the discharge" (as that phrase is defined by New York statutory and related case law) (collectively "Dischargers") at the Kinderhook office located at 19 Broad Street and warehouse property located at Route 9H, both in the Town of Kinderhook, New York for all damages related to contamination discovered at those properties as more fully described on Schedule 2.18 (collectively, the "Kinderhook Contamination"); and (iii) against persons (including, without limitation John F. Rafferty, Jr., C.P.A., C.P.C. and Creative Pension Consultants, Inc.) responsible, in whole or in part, for the occurrence of any situations submitted by the Company to the Voluntary Correction Program pursuant to Section 2.21. The foregoing assignment(s) shall be in writing and shall include an undertaking by Parent at Shareholders' expense to afford the Shareholders reasonable access to any Company documentation pertaining to, and generally cooperate with other reasonable Shareholder requests reasonably necessary to prosecute, the actions assigned thereby. Any such prosecution shall be at the sole cost and expense of, and controlled by, the Shareholders.

        6.10    Establishment of Remediation Escrow.    If applicable, pursuant to Section 7.5, Parent and the Remediation Escrow Agent shall have executed and delivered an escrow agreement as described herein.

        6.11    Non-Competition Agreement.    The Company shall have entered into the Consulting and Non-Competition Agreement attached hereto as Exhibit F.

        6.12    Funding and Disbursement of Terminated Defined Benefit Plan.    The Company shall have fully funded and disbursed all liabilities and obligations arising from or related to the Berkshire Telephone Corporation Pension Plan, as amended, which will be terminated effective June 30, 2003, in accordance with the requirements of ERISA. The Company shall have received a favorable determination letter from the IRS that the Company has satisfied all applicable requirements with respect to the termination, funding and final disbursement of the proceeds of the Berkshire Telephone Corporation Pension Plan, as amended, and to the extent there has been any Voluntary Correction Program filing as provided in Section 2.21(b), the Company has received a compliance statement from the IRS and has timely paid all fees and costs and performed all acts as required by the compliance statement. The Company shall use its commercially reasonable efforts to cause all the above conditions to be fulfilled, including (without limitation) taking commercially reasonable steps to (i) fund the plan, (ii) make all necessary governmental and regulatory filings, and (iii) seek extensions and request regulatory review when appropriate. Notwithstanding the foregoing, the Company need not perform the actions described in this paragraph or consider the conditions set forth in this paragraph to be satisfied if the cost of satisfying these conditions (including, without limitation, the cost of fully funding the Berkshire Telephone Corporation Pension Plan or of paying fees or costs imposed pursuant to the IRS compliance statement, but excluding increases in the cost of fully funding the Berkshire Telephone Corporation Pension Plan to the extent such increases are attributable solely to changes in applicable interest rates or mortality tables) exceeds 150 percent of the amount set forth on Schedule 2.21(p).

SECTION VII.

COVENANTS

        Until the Closing Date, each of the Parent, Acquisition Sub and the Company agree that they shall act, or refrain from acting where so required, to comply with the following, and the Company further agrees to cause each of its Subsidiaries to act, or to refrain from acting where so required, to comply with the following as if each Subsidiary of the Company was the "Company" for purposes of this Section VII:

        7.1    Regular Course of Business.

        (a)    Generally.    The Company shall operate its business consistent with past management practices, shall maintain all of its properties in customary working repair, order and condition, shall maintain (except for expiration due to lapse of time or cancellation by another party pursuant to the terms thereof) in the ordinary course of business all leases, contracts, agreements, understandings and commitments (whether written or oral) in effect without change, modification or termination except as expressly provided herein and shall comply with the provisions of all laws, regulations and orders of Governmental Authorities and all Company Franchises and FCC Licenses applicable to the Company and the conduct of its business. The Company shall comply, without modification, with all contracts and commitments relating to capital expenditures as set forth on Schedule 2.9. The Company shall expend at least 85% of its total, 2003 capital budget detailed on Schedule 2.9 on a pro rata basis. The Company shall cause Berkshire Cable Corp. to expend at least 85% of its total 2003 capital budget detailed on Schedule 2.9 on a pro rata basis. The Company shall maintain its financial and accounting records in a manner consistent with that employed at December 31, 2002.

        (b)    Insurance.    The Company shall maintain in full force and effect its insurance policies with the coverage and in the amounts set forth on Schedule 2.15.

        (c)    Claims.    The Company shall promptly notify the Parent of any actions, claims, complaints, lawsuits or investigations that may be commenced against it.

        (d)    Supplement.    From time to time prior to the Closing Date, the Company shall promptly notify Parent of any changes with respect to the information set forth in this Agreement or the Schedules hereto and of any matters hereafter arising which, if in existence at the date hereof, would have been required to be set forth in this Agreement or the Schedules hereto. Nothing contained herein or in any information provided to Parent pursuant hereto shall be deemed to constitute (i) a change, modification or amendment of any representation, warranty, Schedule hereto or any other provision contained in this Agreement unless such updated information shall be acceptable to Parent in its sole discretion and such acceptance is expressly set forth in writing and signed by Parent, or (ii) a waiver by Parent of any breach of any such representation, warranty or other provision of which Parent, through such update, becomes aware. Any such waiver must be expressly set forth in writing and signed by Parent.

        7.2    Amendments.    No change or amendment shall be made to the certificate of incorporation or Bylaws of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries shall merge into or consolidate with any other Person or change the character of its business.

        7.3    Capital Changes.    Except as expressly contemplated in Section 7.25, the Company shall not issue, sell, purchase or redeem any shares of its capital stock of any class or issue or sell any securities convertible into, or options, warrants or other rights to subscribe for, any shares of its capital stock. The Company shall not and shall use reasonable efforts to cause its Shareholders not to, pledge or otherwise encumber any shares of its or their capital stock.

        7.4    Dividends.    The Company shall not declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, other than those paid to the holders of Company stock consistent with past practice of the Company.

        7.5    Environmental Remediation.    With respect to any detected environmental contamination in the soil and groundwater at the Company Headquarters at 19 Broad Street, Kinderhook, New York or at the Warehouse, Route 9H, town of Kinderhook, New York, the Company shall engage the services of an environmental engineer or consultant reasonably satisfactory to Parent (the "Environmental Consultant"). Between the date hereof and the Closing Date, the Company, working with the Environmental Consultant, shall diligently pursue required assessment and remediation activities specified or directed by regulatory agencies having jurisdiction or as otherwise required by applicable Environmental Laws with a view to obtaining from such agencies a "no further action" or "spill inactivation" letter or designation ("NFA Letter") with respect to each such detected environmental contamination. If the Company has not received a NFA Letter for each such detected environmental contamination by twenty (20) days prior to the anticipated Closing Date, then Parent and the Company shall jointly request the Environmental Consultant to furnish them with its best estimate of the remaining costs of assessment and remediation that the Company will incur in each case until a NFA letter will be issued. The Company, Parent and Acquisition Sub hereby agree that in the event no NFA Letter has been received for any such matter by the Closing Date, they shall proceed to Closing and Parent shall deposit with a mutually satisfactory escrow agent (the "Remediation Escrow Agent") from the Initial Merger Consideration the amount so estimated by the Environmental Consultant plus the costs of the escrow (the "Remediation Escrow"). The Remediation Escrow shall be held and invested by the Remediation Escrow Agent in accordance with a mutually satisfactory escrow agreement and disbursed by it from time to time after the Closing Date to reimburse or pay on behalf of the Surviving Corporation the costs of the escrow and of the assessment and remediation activities required in connection with such matters until all costs are paid and a NFA Letter is received by the Surviving Corporation with respect thereto (the "Remediation Escrow Termination Date"). The funds remaining in the Remediation Escrow, if any, on the Remediation Escrow Termination Date shall be paid to the Shareholder Representative for distribution to the Shareholders. If the costs of assessment and remediation activities in connection with such matters incurred by the Surviving Corporation after the Closing Date exceed the Remediation Escrow, then the Escrow Amount shall be available for the purpose of reimbursing or paying on behalf of the Surviving Corporation the costs thereof. Parent, the Surviving Corporation and the Shareholder Representative hereby agree that if the costs of assessment and remediation exceed the Remediation Escrow, then they shall each execute and deliver such written instructions and directions as the Escrow Agent may require to authorize disbursement of such excess from the Escrow Amount for purposes of this Section 7.5.

        7.6    Borrowing.    Without the prior written consent of the Parent, other than in the normal course of business, the Company shall not incur, assume or guarantee any indebtedness or obligation not reflected on the Base Balance Sheet. The Company shall not make or accept any loan or advance to or from any of its Affiliates other than in the normal course of business.

        7.7    Property.    Except as specifically described in Schedule 7.7, and the sale of obsolete or worn out equipment in the ordinary course of business, the transfer of such items being specifically agreed to and acknowledged by Parent, the Company shall not sell, transfer, or dispose of any of its assets and properties, or allow any of its assets and properties to become subject to a Lien.

        7.8    Other Changes.    Except as set forth in this Agreement or permitted in writing by the Parent, neither the Company nor any of its Subsidiaries shall:

          (a)   enter into any transaction, make any commitment or incur any obligation other than in the ordinary course of business consistent with past practice;

          (b)   make any tax election or settle or compromise any federal, state, local, or foreign tax liability material to the Company or any of its Subsidiaries;

          (c)   pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, or (a) liabilities reflected or reserved against in the Financial Statements, or (b) liabilities incurred since December 31, 2002 in the ordinary course of business consistent with past practice;

          (d)   waive, release, grant, or transfer any rights of value, other than in the ordinary course of its business consistent with past practice;

          (e)   change any of its banking or safe deposit arrangements other than in the ordinary course of its business consistent with past practice;

          (f)    change any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing to Parent;

          (g)   enter into any agreement providing for the acceleration of payment or performance or other consequence as a result of the change of control of the Company; or

          (h)   take any action or fail to take any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or inaccurate at any time after the date of this Agreement or would result in any of the conditions set forth in this Agreement not being satisfied.

        7.9    Reserved.

        7.10    Compensation.    The Company shall not increase the compensation (in whatever form) or the benefits payable or to become payable to any officer, director, consultant, or other employee of the Company or any of its Subsidiaries, except for increases or changes consistent with past practices or as required by contract but in no event shall the increase be in excess of 8% per annum.

        7.11    Consents and Authorizations.    The Parent and the Company shall, promptly after the date hereof, cooperatively commence efforts to obtain PSC and FCC approvals of the transactions contemplated hereby and the consents, waivers and authorizations listed in Schedules 2.2 and 2.6, including the approval of the Company's Shareholders, which approval the Company agrees to use reasonable efforts to obtain within 30 business days after the receipt of PSC approval. The Parent and the Company shall diligently pursue and use their best efforts to obtain such consents, waivers and authorizations as promptly as practicable prior to the Closing Date.

        7.12    Access.    The Company shall afford to the Parent and its counsel, accountants, agents and other authorized representatives and to financial institutions specified by the Parent reasonable access during business hours to the Company's and its Subsidiaries' plants, properties, books and records in order that the Parent may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Company and its Subsidiaries and their assets and liabilities. The Company shall deliver the Unaudited Financial Statements on a monthly basis from and after the date hereof within forty-five (45) days after the end of each month. The Company shall cause its and its Subsidiaries' officers, employees and auditors to furnish such additional financial and operating data and other information as the Parent shall from time to time reasonably request.

        7.13    Notice of Transfer.    Each of the Parent and the Company shall cooperate in providing any required notices to the appropriate Governmental Authority regarding any issues of ownership or control or change thereof (including, without limitation, any such issues relating to the Company Franchises).

        7.14    Payment of Tax.    All transfer (including any real estate transfer or gains tax), documentary (other than stock transfer), sales, use, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement ("Transfer Taxes") shall be borne by the Company when due, and it will file on a timely basis all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, registration and other Taxes and fees, and, if required by applicable regulation, will, and will cause its affiliates to, join in the execution of any such tax returns and other documentation.

        7.15    Agreement to Defend.    In the event any claim of the nature specified in Section 5.6 hereof is commenced, whether before or after the Closing Date, the parties hereto agree to cooperate and use all reasonable efforts to defend against and respond thereto.

        7.16    Reserved.

        7.17    Further Assurances.    On the terms and subject to the conditions of this Agreement, the parties hereto shall use all reasonable efforts at their own expense to take, or cause to be taken, all actions, and to do, or to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable regulations to consummate and make effective as promptly as possible the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including, without limitation, using all reasonable efforts (a) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, mortgages and other contracts, (b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any judgment, decree, order, law, statute, ordinance, rule or any regulations or in connection with any Company Franchises, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (d) to fulfill all conditions to the obligations of the parties under this Agreement. Each of the parties hereto further covenants and agrees that it shall use all reasonable efforts to prevent a threatened or pending preliminary or permanent injunction or other Order.

        7.18    Consents.    Without limiting the generality of this Section 7.18, each of the parties hereto shall, if necessary, use reasonable efforts to obtain all waivers, authorizations, consents and approvals of all Persons and Governmental Authorities necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing Date.

        7.19    No Solicitation or Negotiation.    Unless and until this Agreement is terminated, the Company shall not, and shall use its best efforts to cause its affiliates, and the directors, officers, employees, representatives, agents, advisors, accountants, shareholders and attorneys of each of them, not to initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Person relating to, or enter into, or agree to enter into, any acquisition, business combination or purchase of all or any significant portions of the assets of, or any equity interest in, directly or indirectly, the Company, or otherwise facilitate any effort or attempt to do or seek any of the foregoing and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; provided, however, that nothing contained in this Section 7.19 shall prohibit the Board of Directors of the Company from making any disclosure to the Shareholders that, in the judgment of the Board of Directors of the Company, with the written advice of outside counsel, may be required under applicable law.

        7.20    Public Announcements.    Prior to the Closing Date, no party hereto nor any Affiliate, representative or shareholder of such party, shall disclose any of the terms of this Agreement to any third party, except as required to obtain the consents, waivers and authorizations listed in the Schedules and in connection with the Parent's financing of the transactions contemplated hereby, without the other parties' prior written consent. Prior to the Closing Date, the form, content and timing of all press releases, public announcements or publicity statements with respect to this Agreement and the transactions contemplated hereby shall be subject to the prior approval of both the Company and the Parent, which approval shall not be unreasonably withheld; provided, however, that either party may withhold such approval in its sole discretion with respect to any of the foregoing which discloses any of the financial terms of this transaction. Prior to the Closing Date, no press releases, public announcements or publicity statements shall be released by either party without such prior mutual agreement. Notwithstanding the foregoing, no party hereto will disclose the Merger Consideration or the manner in which the Merger Consideration is calculated, without the prior written consent of the other parties hereto, other than in connection with seeking consents required by Section 7.11. Notwithstanding the preceding provisions, each party hereto shall be free to (i) make such disclosures as may be required by law, (ii) disclose the existence and terms of this Agreement and the related transaction to such party's legal counsel, accountants and similar advisors, and to third parties such as lenders to which such party is obligated to make such disclosures, and (iii) honor the terms of Section 11.13 below relating to Parent's obligations to make certain filings with SEC.

        7.21    Regulatory Matters.    The Company will not change local rates charged to telephone customers or rates charged to cable subscribers other than in the normal course of business and in accordance with applicable laws and regulations. The Company shall make all ordinary course of business filings as may be necessary with the PSC, FCC or any other Governmental Authority between the date of this Agreement and the Closing Date and shall contemporaneously provide copies of the filing to Parent.

        7.22    Director and Officer Insurance.    The Surviving Corporation shall provide at Closing a director and officer run off insurance policy for the Company's officers and directors for acts and omissions with coverage in amount and scope similar to Company's then existing director and officer liability insurance for a period of five years after the Closing Date. The Surviving Corporation shall provide the Shareholder Representative with evidence of such coverage as of the Closing Date. Except as provided by the director and officer run off insurance coverage to be purchased by the Surviving Corporation pursuant to this Section 7.22, the Surviving Corporation shall have no obligation to indemnify or hold harmless the Company's officers and directors for matters existing or occurring at or prior to the Effective Date.

        7.23    Payment of Regulatory Fees.    The Parent and the Company shall equally split and pay any fees and expenses (including fees and expenses of Harter, Secrest & Emery LLP in such Firm's capacity as regulatory counsel, which shall be paid by the Company), incurred in connection with obtaining PSC approval of the transactions contemplated by this Agreement and the Related Documents.

        7.24    Tax Periods; Allocations of Income and Loss.    Parent and the Company agree that if the Company or any of its Subsidiaries is permitted but not required under any applicable state, local or foreign income tax law to treat the Closing Date as the last day of a taxable period, Parent and the

Company shall (and the Company shall cause any such Subsidiary to) treat such date as the last day of a taxable period. For purposes of this Agreement, if a taxable period begins before the Closing Date and ends after the Closing Date, then the Closing Date shall be treated as the last day of a taxable period. In the case of all Taxes other than those based on or measured by property or capital or otherwise described in Section 7.14, the amount of Taxes attributable to such period shall be based upon, where relevant, the actual operations of the Company and its Subsidiaries through the Closing Date as shown on their permanent books and records, including work papers. Only for purposes of computing taxable income and the related Tax attributable to such period, accruals of operating income and expenses otherwise properly accruable under relevant tax authorities if the Closing Date were actually the end of the taxable period, shall be considered properly accruable as of such date. In the case of Taxes based on, or measured by, property or capital (including, but not limited to, any ad valorem and real and personal property Taxes) the amount of Taxes attributable to the period ending on the Closing Date shall be equal to the total amount of such Taxes for the taxable period in question multiplied by a fraction the numerator of which is the number of days in such period prior to the Closing Date and the denominator of which is the total number of days in such period.

        7.25    Cable Franchise Notice/Extension Renewals.    The Company will provide prompt notice of the transactions contemplated hereby to each municipal franchisor of Berkshire Cable Corp.'s cable system. Within thirty (30) days after the date hereof, the Company and Berkshire Cable Corp. will diligently apply for and pursue a ten (10) year extension or renewal of the cable franchises in the Villages of Valatie and Kinderhook and the town of Stuyvesant upon similar terms and conditions as the applicable current cable franchises.

        7.26    Risk of Regulatory Changes.    Notwithstanding anything else contained herein to the contrary, Parent and Acquisition Sub hereby acknowledge, covenant and agree that they will bear the risk of Federal and/or New York State regulation and deregulation in the telecommunications industry generally applicable to businesses in which the Company is engaged and not specifically just to the Company and its Subsidiaries and that any such general, but not specific, changes in those areas shall not constitute a material adverse change to the business of the Company.

        7.27    Approval of Merger.    Within 30 days after receipt of an order of the PSC approving the Merger, the Company shall call a special meeting of common shareholders of the Company to be held for the purpose of voting on the Merger ("Special Meeting") and shall cause the Special Meeting to be held as soon as practicable. The proxy statement to be delivered to the Shareholders in connection with the Special Meeting ("Proxy Statement") shall state, inter alia (i) that the Board of Directors of the Company has approved the Merger and recommends that the Shareholders vote in favor of the Merger, (ii) that all of the Board members intend to vote in favor of the merger, (iii) that through the Voting Agreement, the Shareholders parties thereto who collectively hold in excess of two-thirds of the outstanding voting shares of Company Common Stock on the date of this Agreement have agreed to vote, or cause to be voted, all of the shares of Company Common Stock owned by such Shareholders in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iv) all of the Shareholders should make plans to deliver their shares free and clear of all Liens and encumbrances. The Company shall use commercially reasonable efforts to secure the vote of the Shareholders required by law and its Certificate of Incorporation to effect such transactions.

        7.28    Long Term Debt.    With respect to the Company's long-term indebtedness (the "Long Term Indebtedness"), where required by the underlying debt instruments, as soon as practicable after the date of this Agreement, the Company and Parent shall cooperate with each other and shall contact the appropriate creditors to request, and use their commercially reasonable efforts to obtain, the creditor's consent ("Creditor Consent") to the transfer of control of the Company and any other consents required to avoid the occurrence of any event of default under any Long Term Indebtedness upon the consummation of the Merger. Each Party shall bear its own costs and expenses in obtaining such Creditor Consent.

        7.29    Employee Matters.

        (a)   As of the Closing Date, the Surviving Corporation shall employ all Company Employees, other than the Kelly Family Members ("Transferred Employees"). Prior to the Closing Date, the Company shall take any and all actions necessary to terminate the employment of all Kelly Family Members and any other employee who is not a "Transferred Employee." Transferred Employees shall be employed for a minimum period of two years from the Closing Date at no less than their current base salary or rate of pay and within thirty (30) miles of the same location, subject to the right of the Parent and the Surviving Corporation, as the case may be, to terminate any such Employee for "cause."

        (b)   As of the Closing Date, Parent shall designate one or more plans to provide pre-retirement medical, dental and prescription drug coverage to Transferred Employees and their eligible dependents, either through provision of an existing Parent's plan or, at Parent's election, continuation of one or more of the Employee Programs providing such benefits to Transferred Employees immediately prior to the Closing Date ("Parent's Medical Plan"). As of the Closing Date, Parent shall enroll all Transferred Employees and their eligible dependents in the Parent's Medical Plan, subject to all of the terms and conditions of such Plan; provided however, that Parent shall cause the Parent Medical Plan to waive any waiting period and restrictions for pre-existing conditions.

        (c)   Subject to subparagraph (f) below, as of the Closing Date, Parent shall include those retirees of the Company (and, where applicable, their spouses or dependents) who are identified on Schedule 7.29(c) in either (i) a retiree medical plan or program that is comparable to that being currently provided to them under the Company's retiree medical plan or program, or (ii) at the Parent's election, coverage similar to that provided to Parent's active employees from time to time but (1) coordinated with and secondary to Medicare and also (2) coordinated with and secondary to any other medical program covering such retiree or eligible spouse or dependent at no cost to such retiree or eligible spouse or dependent. For purposes of determining eligibility to participate and entitlement to benefits under such retiree medical plan or program described in the preceding sentence, each such scheduled employee shall be credited with the service that he or she had under the comparable Employee Program maintained by the Company immediately prior to the Closing Date. Except as required by law or set forth below in Section 7.29(d) or 7.29(e), no other retiree medical benefits shall be provided to Transferred Employees or former employees of the Company.

        (d)   Subject to subparagraph (f) below, following the later of (i) the Closing Date, or (ii) the date on which a respective Kelly Family Member is terminated by the Surviving Corporation, Surviving Corporation shall allow each Kelly Family Member (and spouse and dependent who is a qualified beneficiary) to elect to participate, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I Part 6 of ERISA, and any similar state group health plan continuation law, together with all regulations and proposed regulations promulgated thereunder ("COBRA"), in either (i) health and dental insurance coverage comparable to that being currently provided to them under the Company's health and dental insurance plan or (ii) at the Parent's election, coverage comparable to that provided to Parent's active employees from time to time but (1) coordinated with and secondary to Medicare and also (2) coordinated with and secondary to any other medical program covering such Kelly Family Member at no cost to such Kelly Family Member. The COBRA premiums for the health and dental insurance coverage described in the preceding sentence which any such Kelly Family Member (including a spouse or dependent) elects shall be borne by the Surviving Corporation for eighteen months. Such COBRA coverage shall not impair any conversion coverage right that the Kelly Family Member, spouse or dependent may have at the end of the eighteenth month period. After the expiration of the eighteen month period described above, each Kelly Family Member shall be entitled to continue health and dental insurance coverage for an additional period of forty-two (42) months through the Surviving Corporation's health and dental insurance plan on terms and conditions comparable to those in effect for active employees, except that the cost of such coverage shall be borne by the respective Kelly Family Member.

        (e)   Notwithstanding anything herein to the contrary, but subject to subparagraph (f) below, the Surviving Corporation shall allow John and Joan Kelly to participate in either (i) a retiree medical plan or program that is comparable to that being currently provided to them under the Company's retiree medical plan or program, or (ii) at the Parent's election, coverage comparable to that provided to Parent's active employees from time to time but (1) coordinated with and secondary to Medicare and also (2) coordinated with and secondary to any other medical program covering John and Joan Kelly at no cost to John or Joan Kelly. The cost of the coverage provided pursuant to the preceding sentence shall be borne by the Surviving Corporation for eighteen months. After the expiration of the eighteen month period described above, John and Joan Kelly shall be entitled to continue to receive the coverage described in this Section 7.29(e) for as long as they desire, except that the cost of such coverage shall be borne by John and Joan Kelly respectively.

        (f)    Except during any COBRA extension period mandated by COBRA rules and regulations, the ongoing retiree coverage under subparagraphs (c), (d) and (e) above shall be contingent upon and subject to such retiree's (and eligible spouse or dependent) enrolling in and paying any applicable premiums and other charges for Parts A and B of Medicare plus any other Medicare programs or comparable government social programs, provided that such retiree (or eligible spouse or dependent, as applicable) is eligible to enroll in Parts A and B of Medicare plus such other Medicare programs or comparable government social programs, and also shall be contingent upon such retiree (or eligible spouse or dependent) informing the Surviving Corporation of any other non-governmental program which reasonably becomes available to him or her (for example, through a subsequent employer), provided that he or she has actual knowledge of such availability, and permitting the Surviving Corporation to elect to have him or her enroll in such other program with the Surviving Corporation reimbursing him or her for the cost of that coverage. For purposes of this Section 7.29, a comparable medical program shall be deemed to be provided "at no cost" to a person eligible for health coverage under this section if the Surviving Corporation reimburses that person for all premium costs payable by such person in connection with such comparable program. Any reimbursement called for under this paragraph shall be provided within 45 days of the date the Surviving Corporation is provided with reasonable documentation that payment has been made by or on behalf of the retiree, eligible spouse or dependent (as applicable), or the Surviving Corporation (if permissible) may elect to pay the medical program directly if it so notifies the retiree, eligible spouse or dependent.

SECTION VIII.

CLOSING AND POST-CLOSING COVENANTS.

        8.1    Time and Place.

        (a)   The closing (the "Closing") of the transactions contemplated hereby shall take place at the offices of Harter, Secrest & Emery LLP, 1600 Bausch & Lomb Place, Rochester, New York, or such other place as agreed to by the parties, at 9:30 a.m., local time, on the first business day of the month beginning at least ten (10) days after the fulfillment or waiver of each provision set forth in Section 5 and 6 hereof and the covenants contained in Section 7; provided however, that in no event shall the Closing occur later than December 31, 2004 (the "Closing Date"). Such Closing shall be effective as of 11:59 p.m. on the Closing Date.

        (b)   On the Closing Date, Parent, Acquisition Sub and the Company shall cause the Certificate of Merger to be filed in accordance with the provisions of the NYBCL and shall take any and all other lawful actions and do any and all other lawful things necessary to effect the Merger and to cause the Merger to become effective as of 11:59 p.m. on the Closing Date.

SECTION IX.

SURVIVAL OF TERMS; INDEMNIFICATION

        9.1    Survival; Limitations.    All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement and the agreements of the parties to indemnify each other as set forth in this Section IX shall survive the execution of this Agreement and the Closing Date notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto and shall continue for, and all claims with respect thereto shall be made no later than, twelve (12) months from the Closing Date (the "Indemnification Period").

        9.2    Escrow of Liquid Assets.    The Parent and/or the Surviving Corporation shall make a claim exclusively from the Escrow Amount in the manner provided in the Escrow Agreement for payment of any indemnity amounts due under this Section IX.

        9.3    Indemnification by the Shareholders.    After the Closing Date, subject to the limitations set forth in Section 9.1 hereof, the Parent and/or the Surviving Corporation and their respective officers, directors, employees, shareholders, representatives, Affiliates and agents, as well as their respective heirs, successors and assigns, shall be indemnified and held harmless by the Shareholders, against and in respect of any and all damage, loss, liability, cost or expense including, unless otherwise provided herein, the reasonable fees and expenses of counsel resulting from, or in respect of, any of the following:

        (a)   Any misrepresentation or breach of warranty or covenant of any of the Company or its Subsidiaries contained in this Agreement or contained in any Schedule or Exhibit to this Agreement, or any nonfulfillment of any obligation on the part of the Company or its Subsidiaries or the Shareholders to be performed before the Closing under this Agreement, or contained in any Schedule or Exhibit to this Agreement.

        (b)   All costs or expenses incurred by the Company on or after the Closing Date with respect to the assessment and remediation activities provided for in Section 7.5 which are in excess of the Remediation Escrow.

        (c)   All costs, expenses or loss of revenue incurred by Company on or after the Closing Date arising out of or related to the Berkshire Telephone Corporation Pension Plan.

        (d)   All Taxes of the Company and its Subsidiaries or with respect to their investments or income attributable to any period prior to or on the Closing Date.

        (e)   Any Claim of a third party arising out of the business or operations of the Company or its Subsidiaries prior to or on the Closing Date.

        (f)    All expenses and costs, including but not limited to reasonable legal fees, paid or incurred in connection with any such indemnified Claim.

        9.4    Indemnification by Parent.    After the Closing Date, subject to the limitations set forth in Section 9.1 hereof, the Shareholders, as well as their respective heirs, successors and assigns, shall be indemnified and held harmless by Parent and the Surviving Corporation against and in respect of any and all damage, loss, liability, cost or expense (including, unless otherwise provided herein, the reasonable fees and expenses of counsel) resulting from, or in respect of, any of the following:

          (a)   Any misrepresentation or breach of warranty or covenant of Parent contained in this Agreement or contained in any Schedule or Exhibit to the Agreement, or any nonfulfillment of any obligation on the part of the Surviving Corporation or its Subsidiaries to be performed after the Closing or Parent under this Agreement, or contained in any Schedule or Exhibit to this Agreement.

          (b)   All Taxes of Parent or of the Surviving Corporation attributable to any period after the Closing Date.

          (c)   Any Claim of a third party arising out of the business or operations of the Surviving Corporation after the Closing Date.

          (d)   All expenses and costs, including but not limited to reasonable legal fees, paid or incurred in connection with any such indemnified Claim.

        9.5    Third Party Claims.

        (a)   Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "Indemnitee") of notice of the commencement of any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation another party to this Agreement (hereinafter the "Indemnitor") is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee shall, if a claim thereon is to be, or may be, made against the Indemnitor, immediately notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim or process and all legal pleadings. The Indemnitee's failure to give timely notice as required by this Section 9.5(a) shall not serve to eliminate or limit the Indemnitor's obligation to indemnify the Indemnitee unless such failure prejudices the rights of the Indemnitor, and then only to the extent of such prejudice. Moreover, the Indemnitee shall have the right to take any actions or steps reasonably necessary to avoid the occurrence of any prejudice to the rights of the Indemnitee. The Indemnitor shall have the right to assume the defense of such action with counsel of reputable standing unless with respect to such action (A) injunctive or equitable remedies have been sought therein in respect of the Indemnitee or its business or (B) such action is for an alleged amount of less than Five Thousand Dollars ($5,000); provided, that the Indemnitee and counsel to the Indemnitee shall have the right to participate in the defense of any and all Claims pursuant to the provisions of Section 9.5(b) hereof. The Indemnitor and the Indemnitee shall reasonably cooperate in the defense of such Claims. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall immediately pay such amount to the Indemnitee in order to enable the Indemnitee to make such payment, and otherwise shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment, in either case, plus all reasonable out-of-pocket expenses (including legal fees and expenses) incurred by such Indemnitee at the specific request of the Indemnitor, as provided above, or as otherwise authorized by Section 9.5(b) hereof, in connection with such obligation or liability subject to this Section IX. No Indemnitor, in the defense of any such Claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume such defense as provided in this Section 9.5(a), the Indemnitee shall have the full right to defend against any such Claim and shall be entitled to settle or agree to pay in full such Claim in its sole discretion. With respect to any matter as to which the Indemnitor is not entitled to assume the defense pursuant to the terms of this Section 9.5(a), the Indemnitee shall not enter into any settlement for which an indemnification Claim will be made hereunder without the approval of the Indemnitor, which shall not be unreasonably withheld.

        (b)   An Indemnitee shall have the right to employ its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnitee, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such Claim and the Indemnitor has agreed in writing to pay such fees and expenses, or (ii) the Indemnitor shall not have employed counsel in the defense of such Claim (which counsel may be in-house counsel unless and until a lawsuit has been commenced). In either of which events, such fees and expenses of not more than one additional counsel for the Indemnitee shall be borne by the Indemnitor.

        9.6   In the event an Indemnitee should have a claim under this Section IX against an Indemnitor that does not involve a third party Claim, the Indemnitee shall promptly give notice (the "Indemnitee Notice") and the details thereof, including copies of all relevant information and documents, to the Indemnitor within a period of thirty (30) days following the discovery of the claim by the Indemnitee (the "Claim Notice Period"). The Indemnitor will notify the Indemnitee within a period of twenty (20) days after the receipt of the Indemnitee Notice by the Indemnitor (the "Indemnity Response Period") whether the Indemnitor disputes its liability to the Indemnitee under this Section IX with respect to such Claim. If the Indemnitor notifies the Indemnitee that it does not dispute the Claim described in such Indemnitee Notice or fails to notify the Indemnitee within the Indemnity Response Period whether the Indemnitor disputes the claim described in such Indemnitee Notice, the actual damages as finally determined will be conclusively deemed to be a liability of the Indemnitor under this Section IX and the Indemnitor shall pay the amount of such damages to the Indemnitee on demand. If the Indemnitor notifies the Indemnitee within the Indemnity Response Period that the Indemnitor disputes its liability with respect to such Claim, the Indemnitor and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a period of thirty (30) days from the date of such notice or such longer period as may be agreed to by the parties in writing, such dispute shall be resolved by arbitration in accordance with Section 11.12 hereof.

        9.7    Continued Liability for Indemnity Claims.    The liability of any Indemnitor hereunder with respect to claims hereunder shall continue for so long as any Claims for indemnification may be made hereunder pursuant to this Section IX and, with respect to any such indemnification Claims duly and timely made, thereafter until the Indemnitor's liability therefor is finally determined and satisfied.

        9.8    Basket Amount.

        (a)   Notwithstanding anything to the contrary herein, the Shareholders will have no liability (for indemnification or otherwise) with respect to the matters described in Section 9.3(a) of this Agreement until the total of all damages suffered by the Parent and/or Surviving Corporation exceeds Fifty Thousand Dollars ($50,000.00) (the "Basket Amount"), and only for the amounts by which such damages exceed the Basket Amount.

        (b)   Further, notwithstanding anything to the contrary herein, the Parent and/or the Surviving Corporation will have no liability (for indemnification or otherwise) with respect to the matters described in Section 9.4(a) of this Agreement until the total of all damages suffered by the Shareholders exceeds the Basket Amount and then only for the amount by which such damages exceed the Basket Amount.

        9.9    Limitation on Indemnification.    Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of the Shareholders under this Agreement shall not exceed the sum of the Escrow Amount and the Remediation Escrow Amount.

        9.10    Exclusive Remedy.    Each Indemnitee's rights under and subject to the provisions of this Section IX shall be the Indemnitee's sole and exclusive remedy with respect to any Claim against any Indemnitor based upon (i) those matters set forth in Section 9.3(a) through (f) inclusive, in the case of Claims by Parent and/or the Surviving Corporation, and (ii) those matters set forth in Section 9.4(a) through (d) inclusive, in the case of Claims by the Shareholders, and the parties hereby waive and relinquish any and all other applicable rights and remedies, if any, to which they may otherwise at any time be entitled; provided, however, that all Indemnitees shall retain their legal and equitable remedies with respect to Claims arising from fraud or from misrepresentations that are knowingly or intentionally made.

        9.11    Assignment of Cause of Action.

        (a)   If Parent and/or Surviving Corporation makes a Claim against the Escrow Amount as a result of the discovery of Hazardous Substances (other than the Kinderhook Contamination) before the expiration of the Indemnification Period, the Surviving Corporation shall assign to the Shareholders any and all claims and causes of action that may have accrued to the benefit of Company or the Shareholders against applicable Dischargers for which and, to the extent of, indemnification for damages related to such contamination or Hazardous Substances has been or is received by Parent and/or Surviving Corporation from the Escrow Amount.

        (b)   If, before the Effective Date, the Company expends any amounts to assess and/or remediate any Hazardous Substances on any properties (other than the Kinderhook Contamination), then the Surviving Corporation shall assign to the Shareholders any and all claims and causes of action that may have accrued to the benefit of Company or the Shareholders against the Dischargers of such Hazardous Substances to the extent of such payments prior to the Effective Date.

SECTION X.

DEFINITIONS

        Unless the context specifically requires otherwise, capitalized terms used in this Agreement shall have the meaning specified below:

        "Berkshire Telephone Corporation Pension Plan" means the defined benefit pension plan of the Company as amended which will be terminated effective June 30, 2003.

        "Claim" means any action, written claim, complaint, lawsuit, written demand, suit, notice of a violation, litigation, proceeding, arbitration or other dispute noticed in writing, or otherwise, whether civil, criminal, administrative or otherwise, by any authority or Person.

        "Closing Indebtedness" means, as of the Closing Date, only such portion of the consolidated indebtedness of the Company comprising Long-Term Indebtedness and the current portion of Long-Term Indebtedness, all as determined in accordance with GAAP.

        "Closing Working Capital" means, as of the Closing Date, the consolidated current assets of the Company, minus the consolidated current liabilities of the Company, excluding from the calculation thereof the current portion of Long-Term Indebtedness, all as determined in accordance with GAAP. Notwithstanding the foregoing and any other provisions of this Agreement, (i) the asset accounts of Company and its Subsidiaries listed on Exhibit E, attached hereto and made a part hereof shall be included as current assets for purposes of calculating "Closing Working Capital" hereunder, (ii) the tax credits reflected in Berkshire Telephone Corporation Account number 4350, Berkshire Cable Company Account number 2350 and Berkshire Cellular Company account number 4350 shall not be included as current assets for purposes of calculating "Closing Working Capital" hereunder, and (iii) inasmuch as the Shareholders shall be responsible therefor in accordance with Section 11.8 hereof, all unpaid costs and expenses that the Company incurred in connection with its negotiation, execution, delivery and performance of this Agreement shall not be included as liabilities of the Company in the calculation of "Closing Working Capital".

        "FCC" means the Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision of the United States of America).

        "FCC License" means any license, permit, approval, registration or authorization granted or issued by the FCC.

        "Final Closing Working Capital" means the Closing Working Capital as determined by using the amounts set forth in the Final Closing Statement.

        "Final Order" means an action by the FCC or the PSC as to which: (a) no request for stay of the action by the FCC or the PSC, as the case may be, is pending, no such stay is in effect, and if any time period is permitted by statute or regulation for filing any request for such a stay, such time period has passed; (b) no petition for rehearing or reconsideration, or application for review, of the action is pending before the FCC or the PSC, as the case may be, and the time permitted for filing any such petition or application has passed; (c) the FCC or the PSC, as the case may be, does not have the action under reconsideration on its own motion and the time in which such reconsideration is permitted has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC's or PSC's action, as the case may be, is pending or in effect, and the deadline for filing any such appeal or request has passed.

        "GAAP" means generally accepted accounting principles in effect from time to time.

        "Governmental Authority" means any governmental agency, body or instrumentality (whether federal, state, local or foreign).

        "HSR" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

        "Investment Company" shall have the meaning ascribed to such term in the Investment Company Act of 1940, as amended.

        "Kelly Family Members" means Brian Kelly, John Kelly, Joan Kelly, Lisa Thompson, Katherine Pesano and David Pesano.

        "Knowledge" means the knowledge of Senior Management of the Company.

        "Lien" means any interest in property securing an obligation owed to, or claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" includes, without limitation, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, without limitation, with respect to stock, stockholders agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall be deemed to be a "Lien".

        "OSHA" means the Occupational Safety and Health Act of 1978, as amended from time to time.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization or any government or any agency or political subdivision thereof.

        "PSC" means the New York Public Service Commission.

        "Related Documents" means this Agreement and the Certificate of Merger, together with all related instruments and documents as the same may be amended from time to time.

        "Senior Management of the Company" means Brian F. Kelly, Lisa K. Thompson, George Boothby, David Pesano and Antony Vekins.

        "Shareholder Representative" means Brian F. Kelly. Parent and Surviving Corporation shall be entitled to rely upon all actions, statements and decisions of the Shareholder Representative without inquiry as to his authority to bind the Shareholders.

        "Subsidiary" of any Person means any corporation or other entity of which more than 50% of the outstanding voting securities are at the time owned, directly or indirectly, by such Person.

        "Tax" means any federal, state, local, or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

        "Tax Return" means any tax return or other form or report required to be filed with any federal, state, local or foreign taxing authority (including but not limited to the Internal Revenue Service) with respect to any Tax.

        "Taxing Authority" means any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, exercising any taxing authority or any other authority exercising any Tax regulatory authority.

        The following terms shall have the meanings assigned to them in the Sections of this Agreement referred to below:

  AAA—11.12
  Acquisition Sub Common Stock—1.10
  Acquisition Sub-Recitals
  Adjusted Merger Consideration—1.8
  Affidavit—1.12(b)
  Appointed Arbitrator—11.12
  Certificate—1.12(b)
  Certificate of Merger-Recitals
  Closing Date—8.1
  Company Common Stock—1.8(a)
  Company Franchises—2.5
  Company-Preamble
  Creditor Consent—7.28
  Dissenting Agreement—5.10

  Dissenting Consideration—1.11
  Dissenting Notice—5.10
  Dissenting Shareholder—5.10
  Dissenting Shares—1.11
  Effective Date—1.6
  Employee Program—2.21
  Environmental Laws—2.18(d)
  Environmental Permits—2.18(a)
  ERISA—2.21(c)
  Escrow Agent—1.12
  Escrow Agreement—1.12
  Escrow Amount—1.12
  Estimated Closing Statement—1.9(a)
  FairPoint—11.13
  FairPoint Registration Statement—11.13
  Final Closing Statement—1.9(b)
  Hazardous Substances—2.18(d)
  Initial Merger Consideration—1.9(a)
  IRS—2.21(b)
  Long-Term Indebtedness—7.28
  Merger Consideration—1.8
  Merger -Recitals
  NYBCL—1.1
  Parent-Preamble
  Payment Schedule—1.12
  Preferred Stock—7.25
  Presiding Arbitrator—11.12
  Properties—2.18(b)
  Proposed Closing Statement 1.9(a)
  Proxy Statement—7.27
  Response Notice—5.10
  Shareholders—Recitals
  Special Meeting—7.27
  Surviving Corporation—1.1
  Surviving Corporation Common Stock—1.10
  Transfer Taxes—7.14

SECTION XI.

GENERAL

        11.1    Termination.

        (a)   This Agreement may be terminated at any time prior to the Closing:

            (i)  by mutual written consent of the parties hereto;

           (ii)  by written notice by either the Company, on the one hand, or the Parent and Acquisition Sub, on the other hand, if there has been a material misrepresentation or breach of warranty or breach of covenant on the part of the other parties in the representations and warranties or covenants set forth in this Agreement; or

          (iii)  by written notice by either the Company or Parent if the Closing has not occurred by December 31, 2004 provided that neither the Company nor Parent will be entitled to terminate this Agreement pursuant to this subsection if its breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

        (b)   In the event this Agreement is terminated pursuant to Paragraph (a) of this Section 11.1 and the transactions contemplated hereby are not consummated, this Agreement shall be of no further force and effect, except for the provisions of Section IX hereof which shall survive such termination.

        11.2    Amendments, Waivers and Consents.

        FOR THE PURPOSES OF THIS AGREEMENT AND ALL AGREEMENTS, DOCUMENTS, AND INSTRUMENTS EXECUTED PURSUANT HERETO, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN OR THEREIN, NO COURSE OF DEALING BETWEEN THE COMPANY, THE PARENT AND ACQUISITION SUB AND NO DELAY ON THE PART OF ANY PARTY HERETO IN EXERCISING ANY RIGHTS HEREUNDER OR THEREUNDER SHALL OPERATE AS A WAIVER OF THE RIGHTS HEREOF AND THEREOF. NO COVENANT OR OTHER PROVISION HEREOF OR THEREOF MAY BE WAIVED OTHERWISE THAN BY A WRITTEN INSTRUMENT SIGNED BY THE PARTY SO WAIVING SUCH COVENANT OR OTHER PROVISION.

        11.3    Governing Law; Consent to Jurisdiction.    THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

        11.4    Section Headings.    The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.

        11.5    Notices and Demands.    Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto or thereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served and received for all purposes three days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or by express delivery providing receipt of delivery, to the following addresses:

    If to Parent to:

    MJD Ventures, Inc.
    c/o FairPoint Communications, Inc.
    908 West Frontview
    P.O. Box 199
    Dodge City, Kansas 67801
    Attention: Michael J. Stein

    With a copy to:

    FairPoint Communications, Inc.
    521 East Morehead Street, Suite 250
    Charlotte, NC 28202
    Attention: Shirley J. Linn, Esq.
    Vice President and General Counsel

    With a copy to:

    KMZ Rosenman
    401 South Tryon Street
    Suite 2600
    Charlotte, NC 28202-1935
    Attention: Susan L. Sowell, Esq.

    If to the Company to:

    Berkshire Telephone Corporation
    19 Broad Street
    Kinderhook, New York 12106
    Attention: Brian F. Kelly, President

    With a copy to:

    Harter, Secrest & Emery LLP
    1600 Bausch & Lomb Place
    Rochester, New York 14604
    Attention: John T. Pattison, Esq.

or at any other address designated by any party to this Agreement to each of the other parties in writing.

        11.6    Counterparts.    This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

        11.7    Severability; Complete Agreement.    Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

        THIS AGREEMENT AND THE RELATED DOCUMENTS ARE INTENDED BY THE PARTIES HERETO TO BE A COMPLETE AND FINAL EXPRESSION OF THEIR AGREEMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT. BY INITIALING IN THE MARGIN, THE PARTIES ACKNOWLEDGE AND AGREE THAT NO UNWRITTEN ORAL AGREEMENT EXISTS BETWEEN THEM WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT.

        11.8    Expenses.    Unless otherwise provided for in this Agreement, Parent and Acquisition Sub shall be responsible for all costs and expenses that they incur in connection with their negotiation, execution, delivery and performance of this Agreement, and the Shareholders shall be responsible for all costs and expenses including but not limited to Transfer Taxes, brokerage fees and expenses, legal, accounting and other professional expenses, and printing and mailing expenses, that they or the Company incur in connection with their negotiation, execution, delivery and performance of this Agreement.

        11.9    Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, either in whole or in part, without the prior written consent of the other parties hereto.

        11.10    Accounting Terms.    All accounting terms used herein which are not expressly defined in this Agreement shall have the meanings given to them in accordance with GAAP.

        11.11    Parties.    Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons or entitles other than the parties hereto and their respective successors and permitted assigns. Without limiting the foregoing, no third Person shall be a beneficiary of any provision of this Agreement

        11.12    Arbitration.    Any dispute, controversy or claim arising out of or relating to this Agreement not resolved by mutual agreement of Parent and the Company shall be settled by arbitration in New York, New York, or in such other location as the parties may mutually agree, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). In the event of such a dispute, either party may demand arbitration by written notice to the other and, within fifteen (15) days after receipt of such demand, each party shall appoint an arbitrator (each, an "Appointed Arbitrator") who shall together agree on a third Arbitrator, failing which agreement they shall request the AAA to appoint a third and presiding arbitrator ("Presiding Arbitrator"), in accordance with the then existing rules of the AAA or any successor organization thereto. The parties acknowledge and agree that individuals may be designated as Appointed Arbitrators by each respective party, whether or not such Appointed Arbitrators are listed on the National Panel of Arbitrators as such list is maintained by the AAA. Any award therein shall be final and binding on the parties and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereto. The costs of the arbitration (including, but not limited to, fees and disbursements of counsel and the Appointed Arbitrator, and the fees of the Presiding Arbitrator) shall be borne by the non-prevailing party or as otherwise determined by the Presiding Arbitrator.

        11.13    Cooperation with SEC Filings.

        (a)   All parties understand that FairPoint Communications, Inc. ("FairPoint") is under an obligation to file a registration statement on Form S-4 (the "FairPoint Registration Statement") with the United States Securities and Exchange Commission (the "SEC") relating to FairPoint's offer to exchange its SEC-registered 11 7/8% Senior Notes due March 1, 2010 for any and

all of its outstanding unregistered 11 7/8% Senior Notes due March 1, 2010, and will or may be required to include in the FairPoint Registration Statement:

            (i)  certain audited financial statements of the Company;

           (ii)  certain unaudited stub period financial statements of the Company;

          (iii)  certain pro forma financial information relating to the Company; and

          (iv)  the consent(s) of the accountants who audited the Company's financial statements to the inclusion of the audited financial statements in the Parent Registration Statement.

        (b)   All of the foregoing financial statements, pro forma financial information and consents will be required to comply with the requirements of SEC Regulation S-X.

        (c)   The Company agrees to provide to FairPoint upon FairPoint's written request, as promptly as reasonably practicable after receipt of any such written request and in any event by the delivery date reasonably specified in any such written notice, all financial statements and pro forma financial information of the Company and its Subsidiaries that FairPoint is required under applicable SEC rules and regulations to include in the FairPoint Registration Statement, and to cause the Company's independent certified public accountants to provide their consent(s) to the inclusion of the Company and its Subsidiaries' audited financial statements in the FairPoint Registration Statement. FairPoint agrees promptly to reimburse the Company for any and all expenses reasonably incurred in connection with this Section 11.13.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument as of the day and year first above written.

BERKSHIRE TELEPHONE CORPORATION
By:	/s/ BRIAN KELLY Name: Brian Kelly Title: President
Solely as to Section 11.13 and as guarantor of the obligations of Parent and Acquisition Sub hereunder.
FAIRPOINT COMMUNICATIONS, INC.
By:	/s/ EUGENE B. JOHNSON Name: Eugene B. Johnson Title: Chief Executive Officer
MJD VENTURES, INC.
By:	/s/ EUGENE B. JOHNSON Name: Eugene B. Johnson Title: Chief Executive Officer
FAIRPOINT BERKSHIRE CORPORATION
By:	/s/ EUGENE B. JOHNSON Name: Eugene B. Johnson Title: Chief Executive Officer

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  Exhibit 2.4
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
RECITALS
SECTION I. THE MERGER
SECTION II. REPRESENTATIONS AND WARRANTIES OF COMPANY
SECTION III. REPRESENTATIONS AND WARRANTIES OF PARENT
SECTION IV. REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB
SECTION V. PARENT'S AND ACQUISITION SUB'S CONDITIONS OF MERGER
SECTION VI. COMPANY'S CONDITIONS OF MERGER
SECTION VII. COVENANTS
SECTION VIII. CLOSING AND POST-CLOSING COVENANTS.
SECTION IX. SURVIVAL OF TERMS; INDEMNIFICATION
SECTION X. DEFINITIONS
SECTION XI. GENERAL